CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount of Securities to be Registered(1)	Proposed Maximum Offering Price per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)

Common Stock, par value $0.01 per share	11,155,000	$23.25	$259,353,750	$33,664.12

(1)
Includes 1,455,000 shares of common stock that may be purchased by the underwriters upon exercise of their option to purchase additional shares of common stock.

(2)
Calculated in accordance with Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(5)
Registration Number 333-218118

PROSPECTUS SUPPLEMENT
(To Prospectus dated January 22, 2018)

9,700,000 Shares

Common Stock

        We are offering 9,700,000 shares of our common stock. Our common stock is listed on the Nasdaq Global Select Market under the symbol "INSM". The last reported sale price of our common stock on the Nasdaq Global Select Market on May 4, 2020 was $24.86 per share.

        Investing in our common stock involves a high degree of risk. You should carefully consider the risks described under the heading "Risk Factors" beginning on page S-7 of this prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$23.2500	$225,525,000
Underwriting discounts and commissions(1)	$1.1625	$11,276,250
Proceeds, before expenses, to us	$22.0875	$214,248,750

(1)
We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See "Underwriting."

        We have granted the underwriters an option for 30 days from the date of this prospectus supplement to purchase up to 1,455,000 additional shares of our common stock. See "Underwriting" for more information.

        The underwriters expect to deliver the shares to the investors on or about May 7, 2020.

Sole Bookrunning Manager

SVB Leerink

Co-Lead Managers

Credit Suisse	Stifel

Co-Managers

JMP Securities	H.C. Wainwright & Co.

Prospectus Supplement dated May 4, 2020

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock and updates the information contained in the accompanying prospectus and the documents incorporated by reference herein and therein. The second part is the accompanying prospectus, which provides more general information about securities that we and our selling shareholders may offer from time to time, some of which does not apply to this offering. This prospectus supplement and the accompanying prospectus relate to a registration statement that we filed with the U.S. Securities and Exchange Commission ("SEC") using a shelf registration process (File No. 333-218118), as amended by Post-Effective Amendment No. 1 thereto. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or documents previously filed with the SEC that are incorporated by reference herein, the information in this prospectus supplement will supersede such information. For a more detailed understanding of an investment in our common stock, you should read both this prospectus supplement and the accompanying prospectus, together with the information incorporated by reference herein and therein and additional information described under the heading "Incorporation of Certain Documents by Reference" in this prospectus supplement.

        Neither the Company nor any underwriter has authorized anyone to provide you with information that is different from or in addition to the information contained in this prospectus supplement and the accompanying prospectus and in any related free writing prospectus filed by us with the SEC. Accordingly, neither the Company nor any underwriter takes any responsibility for, or can provide any assurance as to the reliability of, any information that others may give. Neither the Company nor any underwriter is making offers to sell or seeking offers to buy shares of our common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein and any related free writing prospectus is accurate only as of the respective dates of such documents, regardless of the time of delivery of this prospectus supplement or any sale of the common stock offered hereby. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

        Unless the context otherwise indicates, references in this prospectus supplement and the accompanying prospectus to "Insmed", the "Company", "we", "us" and "our" refer to Insmed Incorporated, a Virginia corporation, together with its consolidated subsidiaries. INSMED, ARIKAYCE and CONVERT are trademarks of Insmed Incorporated. Our logos and trademarks are the property of Insmed. All other brand names or trademarks appearing in this prospectus supplement and the accompanying prospectus are the property of their respective holders. Use or display by us of other parties' trademarks or trade dress in this prospectus supplement and the accompanying prospectus is not intended to, and does not, imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owners.

 FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the other documents that are incorporated herein or therein by reference contain forward-looking statements that involve substantial risks and uncertainties. "Forward-looking statements", as that term is defined in the Private Securities Litigation Reform Act of 1995, are statements that are not historical facts and involve a number of risks and uncertainties. Words such as "may", "will", "should", "could", "would", "expects", "plans", "anticipates", "believes", "estimates", "projects", "predicts", "intends", "potential", "continues", and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) identify forward-looking statements.

        Forward-looking statements are based on our current expectations and beliefs, and involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance and achievements and the timing of certain events to differ materially from the results, performance, achievements or timing discussed, projected, anticipated or indicated in any forward-looking statements. Such risks, uncertainties and other factors include, among others, the following:

  •
  failure to successfully commercialize or maintain United States (U.S.) approval for ARIKAYCE (amikacin liposome inhalation suspension), our only approved product;

  •
  uncertainties in the degree of market acceptance of ARIKAYCE by physicians, patients, third-party payors and others in the healthcare community;

  •
  our inability to obtain full approval of ARIKAYCE from the U.S. Food and Drug Administration ("FDA"), including the risk that we will not timely and successfully complete the study to validate a patient reported outcome tool and the confirmatory post-marketing study required for full approval;

  •
  inability of us, PARI Pharma GmbH ("PARI") or our third-party manufacturers to comply with regulatory requirements related to ARIKAYCE or the Lamira Nebulizer System;

  •
  our inability to obtain adequate reimbursement from government or third-party payors for ARIKAYCE or acceptable prices for ARIKAYCE;

  •
  development of unexpected safety or efficacy concerns related to ARIKAYCE;

  •
  inaccuracies in our estimates of the size of the potential markets for ARIKAYCE or in data we have used to identify physicians, expected rates of patient uptake, duration of expected treatment, or expected patient adherence or discontinuation rates;

  •
  our inability to create an effective direct sales and marketing infrastructure or to partner with third parties that offer such an infrastructure for distribution of ARIKAYCE;

  •
  failure to obtain regulatory approval to expand ARIKAYCE's indication to a broader patient population;

  •
  risks that the full set of data from the WILLOW study, our six-month Phase 2 trial of brensocatib (formerly known as INS1007) in patients with non-CF bronchiectasis will not be consistent with the top-line results of the study;

  •
  failure to successfully conduct future clinical trials for ARIKAYCE and our product candidates, including due to our limited experience in conducting preclinical development activities and clinical trials necessary for regulatory approval and our inability to enroll or retain sufficient patients to conduct and complete the trials or generate data necessary for regulatory approval;

  •
  risks that our clinical studies will be delayed or that serious side effects will be identified during drug development;

  •
  failure to obtain, or delays in obtaining, regulatory approvals for ARIKAYCE outside the U.S. or for our product candidates in the U.S., Europe, Japan or other markets, including the United Kingdom as a result of the United Kingdom's recent exit from the European Union;

  •
  failure of third parties on which we are dependent to manufacture sufficient quantities of ARIKAYCE or our product candidates for commercial or clinical needs, to conduct our clinical trials, or to comply with our agreements or laws and regulations that impact our business or agreements with us;

  •
  our inability to attract and retain key personnel or to effectively manage our growth;

  •
  our inability to adapt to our highly competitive and changing environment;

  •
  business or economic disruptions due to catastrophes or other events, including natural disasters or public health crises;

  •
  impact of the novel coronavirus (COVID-19) pandemic and efforts to reduce its spread on our business, employees, including key personnel, patients, partners and suppliers;

  •
  our inability to adequately protect our intellectual property rights or prevent disclosure of our trade secrets and other proprietary information and costs associated with litigation or other proceedings related to such matters;

  •
  restrictions or other obligations imposed on us by agreements related to ARIKAYCE or our product candidates, including our license agreements with PARI and AstraZeneca AB, and failure to comply with our obligations under such agreements;

  •
  the cost and potential reputational damage resulting from litigation to which we are or may become a party, including product liability claims;

  •
  limited experience operating internationally;

  •
  changes in laws and regulations applicable to our business, including any pricing reform, and failure to comply with such laws and regulations;

  •
  inability to repay our existing indebtedness and uncertainties with respect to our ability to access future capital; and

  •
  delays in the execution of plans to build out an additional FDA-approved third-party manufacturing facility and unexpected expenses associated with those plans.

        We may not actually achieve the results, plans, intentions or expectations indicated by our forward-looking statements because, by their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. These risks and uncertainties include, but are not limited to, those described above, in the "Risk Factors" section of this prospectus supplement.

        We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. We disclaim any obligation, except as specifically required by law, and the rules of the SEC, to publicly update or revise any such statements to reflect any change in our expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in such forward-looking statements.

        You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein with the understanding that our actual future results may be materially different from those expressed in forward-looking statements.

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights selected information included or incorporated by reference in this prospectus supplement and the accompanying prospectus and does not contain all of the information that may be important to you. You should carefully review this entire prospectus supplement and the accompanying prospectus, including the risk factors and financial statements and related notes thereto included or incorporated by reference herein and therein, before making a decision to purchase our common stock.

Overview

        We are a global biopharmaceutical company on a mission to transform the lives of patients with serious and rare diseases. Our first commercial product, ARIKAYCE, received accelerated approval in the U.S. in September 2018 for the treatment of Mycobacterium avium complex ("MAC") lung disease as part of a combination antibacterial drug regimen for adult patients with limited or no alternative treatment options in a refractory setting, as defined by patients who do not achieve negative sputum cultures after a minimum of six consecutive months of a multidrug background regimen therapy. Nontuberculous mycobacterial ("NTM") lung disease caused by MAC (which we refer to as MAC lung disease) is a rare and often chronic infection that can cause irreversible lung damage and can be fatal. Our clinical-stage pipeline includes brensocatib (formerly known as INS1007) and treprostinil palmitil (formerly known as INS1009). Brensocatib is a novel oral, reversible inhibitor of dipeptidyl peptidase 1 (DPP1) with therapeutic potential in bronchiectasis and other inflammatory diseases. Treprostinil palmitil is an inhaled formulation of a treprostinil prodrug that may offer a differentiated product profile for rare pulmonary disorders, including pulmonary arterial hypertension. Our earlier-stage pipeline includes preclinical compounds that we are evaluating in multiple rare diseases of unmet medical need, including gram positive pulmonary infections in cystic fibrosis, NTM lung disease and refractory localized infections involving biofilm. To complement our internal research and development, we actively evaluate in-licensing and acquisition opportunities for a broad range of rare diseases.

Corporate Information

        We were incorporated in the Commonwealth of Virginia on November 29, 1999. On December 1, 2010, we completed a business combination with Transave, Inc., a privately held New Jersey-based company focused on the development of differentiated and innovative inhaled pharmaceuticals for the site-specific treatment of serious lung diseases. Our principal executive offices are located at 700 US Highway 202/206, Bridgewater, NJ 08807, and our telephone number is (908) 977-9900. Our website address is www.insmed.com. The information on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and should not be considered to be part of either document.

 THE OFFERING

Common stock offered by us	9,700,000 shares
Option to purchase additional shares	We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to an additional 1,455,000 shares of our common stock.
Common stock to be outstanding after this offering	99,559,549 shares (or 101,014,549 shares if the underwriters' option to purchase additional shares is exercised in full).
Use of proceeds
We intend to use the net proceeds we receive from this offering to continue to commercialize ARIKAYCE; conduct further trials of ARIKAYCE, including our required confirmatory trial to assess and describe the clinical benefit of ARIKAYCE in patients with MAC lung disease; conduct further trials of brensocatib (formerly known as INS1007), including our planned Phase 3 program in bronchiectasis; fund further clinical development of treprostinil palmitil (formerly known as INS1009); invest in third-party manufacturing capacity; fund business expansion activities in Europe and Japan; and fund working capital, potential debt repayment, capital expenditures, general research and development, and for other general corporate purposes, which may include the acquisition or in-license of additional compounds, product candidates, technology or businesses. See "Use of Proceeds" on page S-38 of this prospectus supplement for additional information.
Risk factors
An investment in our common stock involves a high degree of risk. See "Risk Factors" beginning on page S-7 of this prospectus supplement for a discussion of factors to consider before deciding to invest in our common stock.
Nasdaq Global Select Market listing	Our common stock is listed on the Nasdaq Global Select Market under the symbol "INSM".

        Except as otherwise indicated herein, the number of shares of our common stock to be outstanding immediately after this offering is based on 89,859,549 shares of our common stock outstanding as of March 31, 2020.

        The number of shares of our common stock to be outstanding immediately after this offering excludes:

  •
  13,144,026 shares of our common stock issuable upon the exercise of stock options outstanding as of March 31, 2020 at a weighted average exercise price of $17.95 per share;

  •
  930,384 shares of our common stock issuable pursuant to unvested restricted stock units outstanding as of March 31, 2020 at a weighted average grant price of $25.92;

  •
  747,761 shares of our common stock reserved for issuance under our 2019 Incentive Plan as of March 31, 2020, plus any shares subject to outstanding awards as of March 31, 2020 under our 2017 Incentive Plan, 2015 Incentive Plan and 2013 Incentive Plan that subsequently are cancelled, terminated unearned, expired, forfeited, lapsed for any reason or are settled in cash without the delivery of shares;

  •
  4,500,000 additional shares of our common stock reserved for issuance under Amendment No. 1 to our 2019 Incentive Plan, subject to receipt of shareholder approval at our 2020 Annual Meeting of Shareholders; and

  •
  11,492,280 shares of our common stock reserved for issuance upon conversion of our 1.75% convertible senior notes due 2025.

        Unless otherwise stated, all information in this prospectus supplement excludes the shares referenced in the bullets immediately above and assumes no exercise by the underwriters of their option to purchase additional shares.

RISK FACTORS

        An investment in our common stock involves significant risks. Before making an investment in our common stock, you should carefully read all of the information contained in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein and therein. For a discussion of risks that you should carefully consider before deciding to purchase any of our common stock, please review the risk factors disclosed below, together with the other information in this prospectus supplement, the accompanying prospectus, and the information and documents incorporated by reference herein and therein. Any of these risks, as well as additional risks not currently known to us or that we currently deem immaterial, may adversely affect our business, financial condition, results of operations, and prospects, resulting in a decline in the trading price of our common stock and loss of all or part of your investment.

Risks Related to this Offering

Our management will have broad discretion over the actual amount and timing of the expenditures of the proceeds we receive in this offering and might not apply these proceeds in ways that enhance our financial condition or operating results or increase the value of your investment.

        We intend to use the net proceeds we receive from this offering to continue to commercialize ARIKAYCE; conduct further trials of ARIKAYCE, including our required confirmatory trial to assess and describe the clinical benefit of ARIKAYCE in patients with MAC lung disease; conduct further trials of brensocatib (formerly known as INS1007), including our planned Phase 3 program in bronchiectasis; fund further clinical development of treprostinil palmitil (formerly known as INS1009); invest in third-party manufacturing capacity; fund business expansion activities in Europe and Japan; and fund working capital, potential debt repayment, capital expenditures, general research and development, and for other general corporate purposes, which may include the acquisition or in-license of additional compounds, product candidates, technology or businesses. This expected use of our net proceeds from this offering represents our intentions based upon our current plans and business conditions. The amount and timing of our actual expenditures may vary significantly depending on numerous factors, the most significant of which are expenses related to our commercialization efforts for ARIKAYCE, and to a lesser extent, expenses related to future brensocatib and ARIKAYCE clinical trials, as well as any strategic transactions that we may enter into with third parties, and any unforeseen cash needs. Because of the number and variability of factors that will determine our use of the proceeds from this offering, their ultimate use may vary substantially from their currently intended use. As a result, our management will retain broad discretion over the allocation of the net proceeds we receive from this offering and could spend the proceeds in ways that do not necessarily improve our financial condition or operating results or enhance the value of our common stock and your investment therein. Additionally, until the net proceeds we receive are used, they may be placed in investments that do not produce income or that lose value. See "Use of Proceeds" for additional information.

If you purchase our common stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.

        The public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock as of March 31, 2020. Therefore, if you purchase shares of our common stock in this offering, you will pay a price per share that substantially exceeds our net tangible book value per share. After giving effect to the sale of 9,700,000 shares of our common stock in this offering at the public offering price of $23.25 per share and based on our net tangible book value as of March 31, 2020 of $1.72 per share, if you purchase shares of common stock in this offering, you will suffer substantial and immediate dilution of $19.55 per share. Further dilution of your investment will result from, among other things, the future exercise of stock options, vesting of restricted stock units and conversion of some or all of our 1.75% convertible senior notes due 2025 to the extent we deliver shares upon conversion of the notes. See "Dilution" for a more detailed description of the dilution investors purchasing shares of our common stock in the offering will incur.

A significant portion of our total outstanding shares may be sold into the market at any time, which could cause the market price of our common stock to drop significantly, even if our business is doing well.

        Sales of a substantial number of shares of our common stock in the public market could occur at any time. Such sales, or the perception in the market that the holders of a large number of such shares intend to sell, could reduce the market price of our common stock significantly. In connection with this offering, we and our executive officers and directors have entered into lock-up agreements with SVB Leerink LLC, as representative of the underwriters, that prohibit us and our executive officers and directors, subject to certain exceptions or receipt of the prior written consent of SVB Leerink LLC, from disposing or pledging, or hedging against, our common stock or securities convertible into or exchangeable for shares of our common stock for periods of up to 60 days after the date of this prospectus supplement. However, all of the shares sold in this offering and the remaining shares of our common stock outstanding immediately prior to this offering will not be subject to lock-up agreements with SVB Leerink LLC and, except to the extent such shares are held by our affiliates, will be freely tradable without restriction. In addition, SVB Leerink LLC may, in its discretion, release the lock-up restrictions described above at any time without notice.

Risks Related to the Commercialization and Continued Approval of ARIKAYCE

Our prospects are highly dependent on the success of our only approved product, ARIKAYCE, which was approved in the United States ("U.S.") under the Limited Population Pathway for Antibacterial and Antifungal Drugs ("LPAD") and accelerated approval pathways. If we are unable to successfully commercialize or maintain approval for ARIKAYCE, our business, financial condition, results of operations and prospects and the value of our common stock will be materially adversely affected.

        Our long-term viability and growth depend on the successful commercialization of ARIKAYCE, our only approved product, which has been approved in the U.S. for the treatment of patients with refractory nontuberculous mycobacterial ("NTM") lung disease caused by MAC (which we refer to as MAC lung disease) as part of a combination antibacterial drug regimen for adult patients with limited or no alternative treatment options. We have invested and continue to invest significant efforts and financial resources in the commercialization of ARIKAYCE, and our ability to generate revenue from ARIKAYCE will depend heavily on successfully commercializing and obtaining full regulatory approval for ARIKAYCE by conducting an appropriate confirmatory post-marketing study. ARIKAYCE was our first commercial launch, and its successful commercialization and our receipt of full regulatory approval for ARIKAYCE in the U.S. are subject to many risks.

The commercial success of ARIKAYCE will depend on the degree of market acceptance by physicians, patients, third-party payors and others in the healthcare community.

        Despite receiving U.S. Food and Drug Administration ("FDA") approval of ARIKAYCE market acceptance may vary among physicians, patients, third-party payors or others in the healthcare community. ARIKAYCE was the first product approved via the LPAD pathway, and there is limited information on how this approval may impact market acceptance of the product. If ARIKAYCE does not achieve and maintain an adequate level of acceptance, it is not likely that we will continue to generate significant revenue or become profitable. The degree of market acceptance of ARIKAYCE, which we launched in the U.S. early in the fourth quarter of 2018, is also dependent on a number of additional factors, including the following:

  •
  The willingness of the target patient population to use, and of physicians to prescribe, ARIKAYCE;

  •
  The efficacy and potential advantages of ARIKAYCE over alternative treatments;

  •
  The risk and safety profile of ARIKAYCE, including, among other things, physician and patient concern regarding the boxed warning and other safety precautions resulting from its association with an increased risk of respiratory adverse reactions, and any adverse safety information that becomes available as a result of longer-term use of ARIKAYCE;

  •
  Relative convenience and ease of administration;

  •
  The ability of the patient to tolerate ARIKAYCE;

  •
  The pricing of ARIKAYCE;

  •
  The ability and willingness of the patient to pay out of pocket costs for ARIKAYCE, for example, co-payments;

  •
  Sufficient third-party insurance coverage and reimbursement;

  •
  The strength of marketing and distribution support and timing of market introduction of competitive products and treatments; and

  •
  Publicity concerning ARIKAYCE or any potential competitive products and treatments.

        Our efforts to educate physicians, patients, third-party payors and others in the healthcare community on the benefits of ARIKAYCE has required and will continue to require significant resources, which may be greater than those required to commercialize more established technologies and these efforts may never be successful.

We obtained regulatory approval of ARIKAYCE in the U.S. through an accelerated approval process, and full approval will be contingent on successful completion of a confirmatory post-marketing study. Failure to obtain full approval or otherwise meet our post-marketing requirements and commitments would have a material adverse effect on our business.

        The FDA approved ARIKAYCE under the LPAD and accelerated approval pathways, and full approval will be based on results from a post-approval confirmatory clinical trial. Accelerated approval allows drugs that (i) are being developed to treat a serious or life-threatening disease or condition and (ii) provide a meaningful therapeutic benefit over existing treatments to be approved substantially based on an intermediate endpoint or a surrogate endpoint that is reasonably likely to predict clinical benefit, rather than a clinical endpoint such as survival or irreversible morbidity. Accelerated approval of ARIKAYCE was supported by preliminary data from the Phase 3 CONVERT study, which evaluated the safety and efficacy of ARIKAYCE in adult patients with refractory MAC lung disease, using achievement of sputum culture conversion (defined as three consecutive negative monthly sputum cultures) by Month 6 as the primary endpoint.

        As a condition of accelerated approval, we must conduct a post-approval confirmatory clinical trial. The required confirmatory trial, which is currently under discussion with the FDA, is proposed to be a randomized, double-blind, placebo-controlled clinical trial to assess and describe the clinical benefit of ARIKAYCE in patients with MAC lung disease. The trial will evaluate the effect of ARIKAYCE on a clinically meaningful endpoint, as compared to an appropriate control in patients with MAC lung disease. Pursuant to the timetable agreed upon with the FDA when the approval letter of ARIKAYCE was received, confirmatory trial results are to be reported by 2024. We have initiated efforts to evaluate an appropriate patient reported outcome ("PRO") tool through a short-term study to enable the assessment of ARIKAYCE for the treatment of MAC lung disease. In parallel, we plan to begin a confirmatory clinical study of ARIKAYCE in a front-line setting of patients with MAC lung disease in the second half of 2020. We continue to collaborate with the FDA on this timetable as well as the design and validation of the PRO and the post-approval confirmatory clinical trial. There is little precedent for clinical development and regulatory expectations for agents to treat MAC lung disease. As a result, we may encounter challenges designing this trial, including developing and reaching agreement with the FDA on the appropriate clinical endpoints, the design of the trial itself and the PRO, and if our PRO is not validated, we would need to develop a new clinical endpoint for the trial. We may also encounter substantial delays in enrolling and conducting the trial, and we may not be able to enroll and conduct the trial in a manner satisfactory to the FDA or within the time period required by the FDA. If the confirmatory trial is not successful, the FDA could, among other things, withdraw its approval of ARIKAYCE. Separate from the confirmatory trial, additional results from ongoing and recently completed studies may affect the FDA's benefit-risk analysis for the product. Additionally, ARIKAYCE is subject to post-marketing commitments consisting of implementation of a healthcare provider communication plan, conducting a drug utilization assessment, and conducting further studies to identify an optimal quality control in vitro drug release method. Failure to meet post-marketing commitments may raise additional regulatory challenges.

We remain subject to substantial, ongoing regulatory requirements in the U.S. related to ARIKAYCE, and failure to comply with these requirements could lead to enforcement action or otherwise materially harm our business.

        ARIKAYCE is subject to a variety of manufacturing, packaging, storage, labeling, advertising, promotion, and record-keeping requirements, including requirements to:

  •
  Conduct sales, marketing and promotion, scientific exchange, speaker programs, charitable donations and educational grant programs in compliance with federal and state laws;

  •
  Disclose clinical trial information and payments to healthcare professionals and healthcare organizations on publicly available databases;

  •
  Monitor and report complaints, adverse events and instances of failure to meet product specifications; and

  •
  Comply with current good manufacturing practices ("cGMP") and certain quality systems requirements for device components.

    Failure to comply with these ongoing regulatory obligations could have significant negative consequences, including:

  •
  Issuance of warning letters or untitled letters by FDA asserting that we are in violation of the law;

  •
  Imposition of injunctions or civil monetary penalties or pursuit by regulators of civil or criminal prosecutions and fines against us or our responsible officers;

  •
  Suspension or withdrawal of regulatory approval;

  •
  Suspension or termination of ongoing clinical trials or refusal by regulators to approve pending marketing applications or supplements to approved applications;

  •
  Seizure of products, required product recalls or refusal to allow us to enter into supply contracts, including government contracts, or to import or export products;

  •
  Suspension of, or imposition of restrictions on, our operations, including costly new manufacturing requirements with respect to ARIKAYCE; and

  •
  Negative publicity, including communications issued by regulatory authorities, which could negatively impact the perception of us or ARIKAYCE by patients, physicians, third-party payors or the healthcare community.

        We provide financial assistance with out-of-pocket costs to patients enrolled in commercial health insurance plans. In addition, independent foundations may assist with out-of-pocket financial obligations. The ability of these organizations to provide assistance to patients is dependent on funding from external sources, and we cannot guarantee that such funding will be available at adequate levels, if at all. Patient assistance programs, whether provided directly by manufacturers or charitable foundations, have come under recent government scrutiny. If we are deemed to fail to comply with relevant laws, regulations or government guidance with respect to these programs, we could be subject to significant fines or penalties.

        Any of these events could reduce market acceptance of ARIKAYCE, substantially reduce our revenue, increase the costs of operating our business, and cause us significant reputational damage, among other consequences. If we ultimately receive approval for ARIKAYCE in other jurisdictions, we expect to be subject to similar ongoing regulatory oversight by the relevant foreign regulatory authorities.

If we are unable to obtain adequate reimbursement from government or third-party payors for ARIKAYCE or if we are unable to obtain acceptable prices for ARIKAYCE, our prospects for generating revenue and achieving profitability will be materially adversely affected.

        Our prospects for generating revenue and achieving profitability depend heavily upon the availability of adequate reimbursement for the use of ARIKAYCE from governmental and other third-party payors, both in the U.S. and in other markets. We expect a substantial majority of ARIKAYCE revenue will come from Medicare reimbursement. Reimbursement by a third-party payor depends upon a number of factors, including the third-party payor's determination that use of a product is:

  •
  A covered benefit under its health plan;

  •
  Safe, effective and medically necessary;

  •
  Appropriate for the specific patient;

  •
  Cost-effective; and

  •
  Neither experimental nor investigational.

        ARIKAYCE's potential addition to or exclusion from the guidelines of the American Thoracic Society and Infection Diseases Society of America may also be a factor in this determination. Obtaining a determination of coverage and reimbursement for a product from each governmental or other third-party payor is a time-consuming and costly process that could require us to provide supporting scientific, clinical and cost-effectiveness data for the use of our products to each payor. Since commercializing ARIKAYCE, payors have evaluated ARIKAYCE for inclusion on formularies. Going forward, we may not be able to provide data sufficient to gain positive coverage and reimbursement determinations or we might need to conduct post-marketing studies in order to demonstrate the cost-effectiveness of ARIKAYCE to such payors' satisfaction. Such studies might require us to commit a significant amount of management time and financial and other resources.

        Even when a payor determines that a product is eligible for reimbursement, the payor may impose coverage limitations that preclude payment for some uses that are approved by the FDA or non-US regulatory authorities and/or may set a reimbursement rate that is too low to support a profitable sales price for the product. Payors have restricted and may also continue to restrict coverage of ARIKAYCE by using a variable co-payment structure that imposes higher costs on patients for drugs that are not preferred by the payor and by imposing requirements for prior authorization or step edits. Subsequent approvals of competitive products could result in a detrimental change to the reimbursement of our products. The occurrence of any of these events likely would adversely impact market acceptance and demand for ARIKAYCE, which, in turn, could affect our ability to successfully commercialize

ARIKAYCE and adversely impact our business, financial condition, results of operations and prospects and the value of our common stock.

        There is a significant focus in the U.S. healthcare industry and elsewhere on drug prices and value, and public and private payors are taking increasingly aggressive steps to control their expenditures for pharmaceuticals by, inter alia, negotiating manufacturer discounts and placing restrictions on reimbursement, and patient access to, medications. These pressures could negatively affect our business. We expect changes in the Medicare program and state Medicaid programs, as well as managed care organizations and other third-party payors, to continue to put pressure on pharmaceutical product pricing. For instance, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 ("MMA") expanded Medicare outpatient prescription drug coverage for the elderly through Part D prescription drug plans sponsored by private entities and authorized such plans to use formularies where they can limit the number of drugs that will be covered in any therapeutic class. The plans generally negotiate significant price concessions as a condition of formulary placement. The MMA also introduced a new reimbursement methodology based on average sales prices for physician-administered drugs, which is generally believed to have resulted in lower Medicare reimbursement for physician-administered drugs. These cost reduction initiatives and other provisions of this legislation provide additional pressure to contain and reduce drug prices and could decrease the coverage and price that we receive for any approved products and could seriously harm our business. Although the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations when setting their own reimbursement rates, and any reimbursement reduction resulting from the MMA may result in a similar reduction in payments from private payors. Additionally, the Patient Protection and Affordable Care Act ("ACA") revised the definition of "average manufacturer price" for reporting purposes and increased the minimum percentage for Medicaid drug rebates to states, required drug manufacturers to provide a significant discount (70% as of January 1, 2019) on prescriptions for branded drugs filled while the beneficiary is in the Medicare Part D coverage gap (also known as the donut hole), and imposed a significant annual fee on companies that manufacture or import branded prescription drug products. We believe it is likely that the ACA, or any legislation enacted to amend or replace it, will continue the pressure on pharmaceutical pricing, especially under the Medicare program, and also may increase our regulatory burdens and operating costs. Such changes may have a significant impact on our ability to set a product price we believe is fair and may adversely affect our ability to generate revenue and achieve or maintain profitability. For instance, we have observed an increase in the time to fill prescriptions, particularly for patients that are insured through Medicare, in the first quarter of the year as a result of the donut hole, and, while we do not expect this situation to extend through the entire year, this situation may recur in the first quarter of subsequent years. We expect further federal and state proposals and healthcare reforms to continue to be proposed by legislators and/or the U.S. President, which could limit the prices that can be charged for the products we develop or may otherwise limit our commercial opportunity. See Reimbursement of Pharmaceutical Products in Item 1 of Part I of our Annual Report on Form 10-K for the year ended December 31, 2019 for more information. In addition, in connection with various government programs, we are required to report certain pricing information to the government, and the failure to do so may subject us to penalties.

        In markets outside the U.S., including countries in the European Union ("EU"), Japan and Canada, pricing of pharmaceutical products is subject to governmental control. Evaluation criteria used by many government agencies in EU countries for the purposes of pricing and reimbursement typically focus on a product's degree of innovation and its ability to meet a clinical need unfulfilled by currently available therapies. The ACA created a similar entity, the Patient-Centered Outcomes Research Institute, designed to review the effectiveness of treatments and medications in federally-funded healthcare programs. An adverse result could lead to a treatment or product being removed from Medicare or Medicare coverage. The decisions of such governmental agencies could affect our ability to sell our products profitably.

        We have had discussions with third-party payors regarding our price for ARIKAYCE, but our pricing may meet resistance from them and the public generally. If we are unable to obtain adequate reimbursement of ARIKAYCE, the adoption of ARIKAYCE by physicians and patients may be limited. This, in turn, could affect our ability to successfully commercialize ARIKAYCE and adversely impact our business, financial condition, results of operations and prospects and the value of our common stock.

ARIKAYCE could develop unexpected safety or efficacy concerns, which would likely have a material adverse effect on us.

        ARIKAYCE was granted accelerated approval from the FDA based on Month 6 data from the CONVERT study. In the U.S., ARIKAYCE is now being used by larger numbers of patients, potentially for longer periods of time, and we and others (including regulatory agencies and private payors) will collect extensive information on the efficacy and safety of ARIKAYCE by monitoring its use in the marketplace. In addition, we will conduct a confirmatory trial to assess and describe the clinical benefit of ARIKAYCE in patients with MAC lung disease and may conduct additional trials in connection with lifecycle management programs for ARIKAYCE in the U.S. New safety or efficacy data from both market surveillance and our clinical trials may result in negative consequences including the following:

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  Modification to product labeling or promotional statements, such as additional boxed or other warnings or contraindications, or the issuance of additional "Dear Doctor Letters" or similar communications to healthcare professionals;

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  Required changes in the administration of ARIKAYCE;

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  Imposition of additional post-marketing surveillance, post-marketing clinical trial requirements, distribution restrictions or other risk management measures, such as a risk evaluation and mitigation strategy ("REMS") or a REMS with elements to assure safe use;

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  Suspension or withdrawal of regulatory approval;

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  Suspension or termination of ongoing clinical trials or refusal by regulators to approve pending marketing applications or supplements to approved applications;

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  Suspension of, or imposition of restrictions on, our operations, including costly new manufacturing requirements with respect to ARIKAYCE; and

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  Voluntary or mandatory product recalls or withdrawals from the market and costly product liability claims.

        Any of these circumstances could reduce ARIKAYCE's market acceptance and would be likely to materially adversely affect our business.

If estimates of the size of the potential markets for ARIKAYCE are overstated or data we have used to identify physicians is inaccurate, our ability to earn revenue to support our business could be materially adversely affected.

        We have relied on external sources, including market research funded by us and third parties, and internal analyses and calculations to estimate the potential market opportunities for MAC lung disease in the U.S., where ARIKAYCE has obtained regulatory approval, as well as other jurisdictions in which we are seeking or plan to seek approval, including the EU5 (comprised of France, Germany, Italy, Spain and the United Kingdom) and Japan. The externally sourced information used to develop these estimates has been obtained from sources we believe to be reliable, but we have not verified the data from such sources, and their accuracy and completeness cannot be assured. Similarly, our internal analyses and calculations are based upon management's understanding and assessment of numerous inputs and market conditions, including, but not limited to, the projected increase in prevalence of MAC lung disease, Medicare patient population growth and ongoing population shifts to geographies with increased rates of MAC lung disease. These understandings and assessments necessarily require assumptions subject to significant judgment and may prove to be inaccurate. As a result, our estimates of the size of these potential markets for ARIKAYCE could prove to be overstated, perhaps materially.

        In addition, we are relying on third-party data to identify the physicians who treat the majority of MAC lung disease patients in the U.S. and to determine how to deploy our resources to market to those physicians; however, we may not be marketing to the appropriate physicians and may therefore be limiting our market opportunity.

        We may develop estimates with respect to market opportunities for product candidates in the future, and such estimates would be subject to similar risks. In addition, a potential market opportunity could be reduced if a regulator limits the proposed treatment population for one of our product candidates, similar to the limited population for which ARIKAYCE was approved. In either circumstance, even if we obtain regulatory approval, we may be unable to commercialize the product on a scale sufficient to generate significant revenue from such product candidates, which could have a material adverse effect on our business, financial condition, results of operations and prospects and the value of our common stock.

We currently are building our global marketing and sales organization, and we have limited experience in marketing drug products. If we are unable to successfully market and sell ARIKAYCE, our ability to generate revenue will be adversely affected.

        In order to commercialize ARIKAYCE, we must develop marketing, market access, sales and distribution capabilities on our own or make arrangements with third parties for its marketing, sale and distribution. We have commenced commercialization of ARIKAYCE in the U.S. using our sales force, but we may not continue to be successful in these efforts. If ARIKAYCE receives marketing approval in Europe, we plan to expand our sales force to support those commercialization efforts. The establishment, development and maintenance of our own sales force is and will continue to be expensive and time-consuming. As a result, we may seek one or more partners to handle some or all of the sales and marketing of ARIKAYCE in certain markets outside the U.S. following approval by the relevant regulatory authority in those markets. However, we may not be able to enter into arrangements with third parties to sell ARIKAYCE on favorable terms or at all. In the event that either our own marketing, market access, and sales force or third-party marketing, market access, and sales organizations are not effective, we would not be able to successfully commercialize ARIKAYCE, which would adversely affect our ability to generate revenue and materially harm us.

ARIKAYCE was approved for treatment in a limited population of patients with refractory MAC lung disease, and additional clinical studies and regulatory applications will be required to expand its indication. We may not be successful in these trials or in obtaining such regulatory approval, which may materially adversely affect our prospects and the value of our common stock.

        The FDA granted accelerated approval of ARIKAYCE for the treatment of refractory MAC lung disease as part of a combination antibacterial drug regimen for adult patients with limited or no alternative treatment options. Our CONVERT study and 312 study focused on this refractory population, and we do not anticipate obtaining an indication for a broader population of patients with MAC lung disease or any other illnesses or infections without additional clinical data. Additional clinical trials will require additional time and expense. We expect to conduct our confirmatory clinical trial for full approval of ARIKAYCE in the broader population of patients with MAC lung disease, but this trial, along with any other clinical trials of ARIKAYCE may not be successful. Additional results from ongoing and recently completed studies may affect the FDA's benefit-risk analysis for the product.

If we are unable to expand the indication for use of ARIKAYCE, our prospects and the value of our common stock may be materially adversely affected.

Risks Related to the Development and Regulatory Approval of Our Product Candidates Generally

The reported results of the WILLOW study are based on top-line data and may differ from complete study results once additional data are evaluated.

        The reported results of our WILLOW study consist of only top-line data from the study. Top-line data are based on a preliminary analysis of currently available efficacy and safety data, and therefore these reported results are subject to change following a comprehensive review of the more extensive data we expect to receive for patients in the study. Top-line data are based on important assumptions, estimations, calculations and information available to us, and we have not received all analytical outputs to evaluate all of the data from the WILLOW study. As a result, the top-line data results may differ from the complete data, or different conclusions or considerations may qualify such top-line results, once the complete data have been fully evaluated. If these top-line data differ from the results of the full data for the WILLOW study, our ability to continue development of, and ultimately seek regulatory approval for, brensocatib (formerly known as INS1007) may be harmed, which could materially adversely affect our business, financial condition, results of operations and prospects and the value of our common stock.

Pharmaceutical research and development is very costly and highly uncertain, and we may not succeed in developing product candidates in the future.

        Product development in the pharmaceutical industry is an expensive, high-risk, lengthy, complicated, resource intensive process. In order to develop a product successfully, we must, among other things:

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  Identify potential product candidates;

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  Submit for and receive regulatory approval to perform clinical trials;

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  Design and conduct appropriate preclinical and clinical trials, including confirmatory clinical trials, according to good laboratory practices and good clinical practices and disease-specific expectations of the FDA and other regulatory bodies;

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  Select and recruit clinical investigators and subjects for our clinical trials;

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  Obtain and correctly interpret data establishing adequate safety of our product candidates and demonstrating with statistical significance that our product candidates are effective for their proposed indications, as indicated by satisfaction of pre-established endpoints;

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  Submit for and receive regulatory approvals for marketing; and

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  Manufacture the product candidates and device components according to cGMP and other applicable standards and regulations.

        There is a high rate of failure inherent in this process, and potential products that appear promising at early stages of development may fail for a number of reasons. Importantly, positive results from preclinical studies of a product candidate may not be predictive of similar results in human clinical trials, and promising results from earlier clinical trials of a product candidate may not be replicated in later clinical trials. Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials even after achieving positive results in earlier stages of development and have abandoned development efforts or sought partnerships in order to continue development.

        In addition, there are many other difficulties and uncertainties inherent in pharmaceutical research and development that could significantly delay or otherwise materially impair our ability to develop future product candidates, including the following:

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  Conditions imposed by regulators, ethics committees or institutional review boards for preclinical testing and clinical trials relating to the scope or design of our clinical trials, including selection of endpoints and number of required patients or clinical sites;

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  Challenges in designing our clinical trials to support potential claims of superiority over current standard of care or future competitive therapies;

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  Restrictions placed upon, or other difficulties with respect to, clinical trials and clinical trial sites, including with respect to potential clinical holds or suspension or termination of clinical trials due to, among other things, potential safety or ethical concerns or noncompliance with regulatory requirements;

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  Delayed or reduced enrollment in clinical trials, or high discontinuation rates;

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  Failure by third-party contractors, contract research organizations ("CROs"), clinical investigators, clinical laboratories, or suppliers to comply with regulatory requirements or meet their contractual obligations in a timely manner;

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  Greater than anticipated cost of our clinical trials; and

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  Insufficient product supply or inadequate product quality.

        Failure to successfully develop future product candidates for any of these reasons may materially adversely affect our business, financial condition, results of operations and prospects and the value of our common stock.

We may not be able to obtain regulatory approvals for ARIKAYCE outside of the U.S. or for our product candidates in the U.S., Europe, Japan or other markets. Any such failure to obtain regulatory approvals may materially adversely affect us.

        We are required to obtain various regulatory approvals prior to studying our products in humans and then again before we market and distribute our products, and the failure to obtain such approvals will prevent us from commercializing our products, which would materially adversely affect our business, financial condition, results of operations and prospects and the value of our common stock. While we have obtained accelerated approval for ARIKAYCE in the U.S., seeking approval for ARIKAYCE in other jurisdictions as well as approval for our product candidates in the U.S. and foreign markets presents significant obstacles. Approval processes in the U.S., Europe and Japan require the submission of extensive preclinical and clinical data, manufacturing and quality information regarding the process and facility, scientific data characterizing our product and other supporting data in order to establish safety and effectiveness. These processes are complex, lengthy, expensive, resource intensive and uncertain. Regulators will also conduct a rigorous review of any trade name we intend to use for our products. Even after they approve a trade name, these regulators may request that we adopt an alternative name for the product if adverse event reports indicate a potential for confusion with other trade names and medication error. If we are required to adopt an alternative name, potential commercialization of ARIKAYCE or our product candidates could be delayed or interrupted. We have limited experience in submitting and pursuing applications necessary to obtain these regulatory approvals.

        Data submitted to regulators are subject to varying interpretations that could delay, limit or prevent regulatory agency approval. Even if we believe our clinical trial results are promising, regulators may disagree with our interpretation of data, study design or execution and may refuse to accept our application for review or decline to grant approval. For example, in the fourth quarter of

2014, we filed a marketing authorization application ("MAA") with the European Medicines Agency ("EMA") for ARIKAYCE as a treatment for, among other things, MAC lung disease in adult patients. The filing was based in part on data from our Phase 2 study in patients with refractory MAC lung disease. We subsequently withdrew our MAA after the Committee for Medicinal Products for Human Use concluded that the data submitted did not provide sufficient evidence to support an approval.

        In addition, the grant of a designation by the FDA or approval by the FDA does not ensure a similar decision by the regulatory authorities of other countries, and a decision by one foreign regulatory authority does not ensure regulatory authorities in other foreign countries or the FDA will agree with the decision. For instance, although ARIKAYCE received orphan drug designation in the US, ARIKAYCE did not qualify for orphan drug designation in Japan due to the estimated number of NTM patients in Japan exceeding 50,000. Similarly, clinical studies conducted in one country may not be accepted by regulatory authorities in other countries. Approval procedures vary among countries and can involve additional product testing, including additional preclinical studies or clinical trials, and administrative review periods. The time required to obtain approval in these other territories might differ from that required to obtain FDA approval. For example, in July 2019, we filed a marketing authorization application ("MAA") with the European Medicines Agency ("EMA") for ARIKAYCE for the treatment of patients with persistent MAC lung infection (the "ARIKAYCE MAA"). In May 2020, we received the 180-day list of outstanding issues from the CHMP with respect to the ARIKAYCE MAA. In addition, as part of its review of the ARIKAYCE MAA, the EMA's Committee for Medicinal Products for Human Use ("CHMP") has referred certain questions regarding the clinical benefit and safety of ARIKAYCE in our target patient population to a Scientific Advisory Group for consideration. We plan to submit our written responses to the CHMP in the second quarter of 2020, and we may subsequently request an oral explanation meeting with the CHMP to discuss the issues raised in the 180-day list of outstanding issues. We will also have an opportunity to present to the Scientific Advisory Group in connection with its review of the questions referred to it by the CHMP. There can be no assurance that these efforts will be sufficient or that our MAA will be approved by the CHMP. We may never obtain approval for ARIKAYCE outside of the US or for our product candidates in the US or other jurisdictions, which could limit our market opportunities and materially adversely affect our business. Even if ARIKAYCE is approved outside of the US or if another product candidate is approved, regulators may limit the indications for which the product may be marketed, require extensive warnings on the product labeling or require expensive and time-consuming additional clinical trials or reporting as conditions of approval.

        We routinely assess regulatory strategies which could expedite the development and regulatory review of our product candidates in the U.S. and other markets, but we may be unsuccessful in pursuing such strategies. The FDA has denied our request for orphan drug designation for brensocatib in non-cystic fibrosis bronchiectasis ("NCFBE"). In addition, although we believe that treprostinil palmitil (formerly known as INS1009) could be eligible for approval under Section 505(b)(2), and thus could rely at least in part on studies not conducted by or for us and for which we do not have a right of reference, we may not obtain approval from the FDA to use this pathway.

        We may also encounter delays or rejections based on changes in regulatory agency policies during the period in which we develop a product and the period required for review of any application for regulatory agency approval of a particular product. Resolving such delays could force us or third parties to incur significant costs, limit our allowed activities or the allowed activities of third parties, diminish any competitive advantages that we or our third parties may attain or adversely affect our ability to receive royalties, any of which could materially adversely affect our business, financial condition, results of operations and prospects and the value of our common stock.

For ARIKAYCE to be commercialized in a given market, in addition to regulatory approvals required for ARIKAYCE, the Lamira Nebulizer System must satisfy certain regulatory requirements and its use as a delivery system for ARIKAYCE must be approved or cleared by regulators.

        ARIKAYCE is administered using the Lamira Nebulizer System, and the Lamira Nebulizer System must receive regulatory approval or clearance on its own or in conjunction with ARIKAYCE as a combination product in order for us to develop and commercialize ARIKAYCE in a given market. The FDA granted accelerated approval of the Lamira Nebulizer System with ARIKAYCE as part of the approval of the drug/device combination product, and the Lamira Nebulizer System is CE marked by PARI in the EU. However, outside the U.S. and EU, the Lamira Nebulizer System is labeled as investigational for use in our clinical trials, including in Japan, Canada and Australia, and is not approved for commercial use in Japan, Canada or certain other markets in which we may seek to commercialize ARIKAYCE in the future.

        If we seek regulatory approval in markets in which the Lamira Nebulizer System is not approved and we and PARI are not successful in obtaining approval for the Lamira Nebulizer System, our ability to commercialize ARIKAYCE in those markets would be materially impaired. In addition, failure to maintain regulatory approval or clearance of the Lamira Nebulizer System could result in increased development costs, withdrawal of regulatory approval, and delays in ARIKAYCE reaching the market. Failure to obtain or maintain regulatory approval or clearance of the Lamira Nebulizer System could result in potential loss of regulatory approval or otherwise materially harm our business.

We have limited experience conducting and managing the preclinical development activities and clinical trials necessary to obtain regulatory approvals, and we may not succeed in doing so in the future.

        ARIKAYCE is our first approved product candidate since our merger with Transave, Inc. ("Transave"), and we have limited experience in conducting and managing the preclinical development activities and clinical trials necessary to obtain regulatory approvals, including approval by the FDA, EMA, Ministry of Health, Labour and Welfare ("MHLW"), and Pharmaceuticals and Medical Devices Agency ("PMDA"), which might prevent us from successfully designing, implementing, or completing the clinical trials required to support regulatory approval of our product candidates. The application processes for the FDA, MHLW, PMDA, EMA and other regulatory agencies are complex and difficult and vary by regulatory agency, and we might not be able to demonstrate that our product candidates meet the relevant standards for regulatory approval or commercialize our product candidates in the U.S. or elsewhere, or commercialize ARIKAYCE in jurisdictions outside of the U.S., or we might be significantly delayed in doing so. In such circumstances, our business, financial condition, results of operations and prospects and the value of our common stock may be materially adversely affected.

If our clinical studies do not produce positive results or our clinical trials are delayed, or if serious side effects are identified during drug development, we may experience delays, incur additional costs and ultimately be unable to commercialize our product candidates in the U.S., Europe, Japan or other markets.

        Before obtaining regulatory approval for the sale of our product candidates, we must conduct, at our own expense, extensive preclinical tests to demonstrate the safety of our product candidates in animals, and clinical trials to demonstrate the safety and efficacy of our product candidates in humans. If we experience delays in our clinical trials or other testing or the results of these trials or tests are not positive or are only modestly positive, including with respect to safety, we may:

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  Experience increased product development costs;

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  Be delayed in obtaining, or be unable to obtain, regulatory approval for one or more of our product candidates;

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  Obtain approval for indications or patient populations that are not as broad as intended or entirely different than those indications for which we sought approval or with labeling with boxed warnings or other warnings or contraindications;

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  Need to change the way the product is administered;

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  Be required to perform additional clinical trials to support approval or be subject to additional post-marketing testing requirements;

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  Have regulatory authorities withdraw, or suspend, their approval of the product or impose risk mitigation strategies such as restrictions on distribution or other REMS;

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  Face a shortened patent protection period during which we may have the exclusive right to commercialize our products;

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  Have competitors that are able to bring similar products to market before us;

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  Be sued for alleged injuries caused to patients using our products; or

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  Suffer reputational damage.

        Such circumstances would impair our ability to commercialize our products and harm our business and results of operations.

We may not be able to enroll enough patients to conduct and complete our clinical trials or retain a sufficient number of patients in our clinical trials to generate the data necessary for regulatory approval of our product candidates.

        The completion rate of our clinical trials is dependent on, among other factors, the patient enrollment rate. Patient enrollment is a function of many factors, including:

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  Investigator identification and recruitment;

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  Regulatory approvals to initiate study sites;

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  Patient population size;

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  The nature of the protocol to be used in the trial;

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  Patient proximity to clinical sites;

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  Eligibility criteria for the trial;

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  Patient willingness to participate in the trial;

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  Discontinuation rates; and

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  Competition from other companies' potential clinical trials for the same patient population.

        Delays in patient enrollment for our clinical trials, including in the confirmatory clinical trial for ARIKAYCE, like those we encountered in enrolling the CONVERT study, could increase costs and delay commercialization and sales, if any, of our products. Once enrolled, patients may elect to discontinue participation in a clinical trial at any time. If patients elect to discontinue participation in our clinical trials at a higher rate than expected, we may be unable to generate the data required by regulators for approval of our product candidates.

Risks Related to Our Reliance on Third Parties

We rely on third parties including collaborators, CROs, clinical and analytical laboratories, contract manufacturing organizations ("CMOs") and other providers for many services that are critical to our business. If we are unable to form and sustain these relationships, or if any third-party arrangements that we may enter into are unsuccessful, including due to non-compliance by such third parties with our agreements or applicable law, our ability to develop and commercialize our products may be materially adversely affected.

        We currently rely, and expect to continue to rely, on third parties for significant research, analytical services, preclinical development, clinical development and manufacturing of our product candidates and commercial scale manufacturing of ARIKAYCE and the Lamira Nebulizer System. For example, we do not own facilities for clinical-scale or commercial manufacturing of our product candidates. We currently rely on Therapure Biopharma Inc. ("Therapure") and Ajinimoto Althea, Inc. ("Althea") to provide our clinical and commercial supply of ARIKAYCE, and intend to rely on Patheon in the future. Additionally, almost all of our clinical trial work is done by CROs and clinical laboratories. Reliance on these third parties poses a number of risks, including the following:

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  The diversion of management time and cost of third-party advisers associated with the negotiation, documentation and implementation of agreements with third parties in the pharmaceutical industry;

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  The inability to control whether third parties devote sufficient resources to our programs or products, including with respect to meeting contractual deadlines;

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  The inability to control the regulatory and contractual compliance of third parties, including their quality systems, processes and procedures, systems utilized to collect and analyze data, and equipment used to test drug product and/or clinical supplies;

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  The inability to establish and implement collaborations or other alternative arrangements on favorable terms;

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  Disputes with third parties, including CROs, leading to loss of intellectual property rights, delay or termination of research, development, or commercialization of product candidates or litigation or arbitration;

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  Contracts with our collaborators fail to provide sufficient protection of our intellectual property; and

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  Difficulty enforcing our contractual rights if one of these third parties fails to perform.

        We also rely on third parties to select and enter into agreements with clinical investigators to conduct clinical trials to support approval of our product candidates, and the failure of these third parties to appropriately carry out such evaluation and selection can adversely affect the quality of the data from these studies and, potentially, the approval of our products. In particular, as part of future drug approval submissions to the FDA, we must disclose certain financial interests of investigators who participated in any of the clinical studies being submitted in support of approval, or must certify to the absence of such financial interests. The FDA evaluates the information contained in such disclosures to determine whether disclosed interests may have an impact on the reliability of a study. If the FDA determines that financial interests of any clinical investigator raise serious questions of data integrity, the FDA can institute a data audit, request that we submit further data analyses, conduct additional independent studies to confirm the results of the questioned study, or refuse to use the data from the questioned study as a basis for approval. A finding by the FDA that a financial relationship of an investigator raises serious questions of data integrity could delay or otherwise adversely affect approval of our products. These risks could materially harm our business, financial condition, results of operations and prospects and the value of our common stock.

We may not have, or may be unable to obtain, sufficient quantities of ARIKAYCE, the Lamira Nebulizer System or our product candidates to meet our required supply for commercialization or clinical studies, which would materially harm our business.

        We do not have any in-house manufacturing capability other than for small-scale pre-clinical development programs and depend completely on a small number of third-party manufacturers and suppliers for the manufacture of our product candidates on a clinical or commercial scale. For instance, we are and expect to remain dependent upon Therapure, Althea and eventually Patheon to supply ARIKAYCE both for our clinical trials and commercial sale. Althea manufactures ARIKAYCE at a relatively small scale; Therapure, operates at a larger scale than Althea. We may not be able to maintain adequate quantities to meet future demand. As additional supporting data become available, we believe the current approved shelf life for product manufactured at our CMOs will increase. If we encounter delays or difficulties in the manufacturing process that disrupt our ability to supply our distributors with ARIKAYCE, we may experience a product stock-out, which would likely have a material adverse effect on our business and reputation. In addition, we have entered into certain agreements with Patheon related to increasing our long-term production capacity for ARIKAYCE commercial inventory, although Patheon's supply obligations will commence only after certain technology transfer and construction services are completed. Any delay in the commencement of Patheon's supply obligations, whether due to delays in technology transfer and construction or from adding Patheon to our NDA as a CMO, would increase the risks associated with either Therapure or Althea being unable to provide us with an adequate supply of ARIKAYCE.

        We are also dependent upon PARI being able to provide an adequate supply of nebulizers both for commercial sale of ARIKAYCE and any ongoing clinical trials, as PARI is the sole manufacturer of the Lamira Nebulizer System. We have no alternative supplier for the nebulizer, and because significant effort and time were expended in the optimization of the nebulizer for use with ARIKAYCE, we do not intend to seek an alternative or secondary supplier. In the event PARI cannot provide us with sufficient quantities of the nebulizer, replication of the optimized device by another party would likely require considerable time and additional regulatory approval. In the case of certain specified supply failures, we have the right under our commercialization agreement with PARI to make the nebulizer and have it made by certain third parties, but not those deemed under the commercialization agreement to compete with PARI.

        We do not have long-term commercial agreements with all of our suppliers and if any of our suppliers are unable or unwilling to perform for any reason, we may not be able to locate suppliers or enter into favorable agreements with them.

        An inadequate supply of ARIKAYCE or the Lamira Nebulizer System would likely harm our commercial efforts or delay or impair clinical trials of ARIKAYCE or our product candidates and adversely affect our business, financial condition, results of operations and prospects and the value of our common stock.

The manufacturing facilities of our third-party manufacturers are subject to significant government regulations and approvals, which are often costly and could result in adverse consequences to our business if we and our manufacturing partners fail to comply with the regulations or maintain the approvals.

        Manufacturers of ARIKAYCE, the Lamira Nebulizer System and our product candidates are subject to cGMP, Quality System Regulations and similar standards. While we have policies and procedures in place to select third-party manufacturers for our product and product candidates that adhere, and monitor their adherence to, such standards, they may nonetheless fail to do so. Similarly, while we have entered into a Commercialization Agreement with PARI for the manufacture of the Lamira Nebulizer System for use with ARIKAYCE, PARI may fail to adhere to applicable standards. These manufacturers and their facilities will be subject to periodic review and inspections by the FDA and other regulatory authorities following regulatory approval of our products, as with ARIKAYCE. For instance, to monitor compliance with applicable regulations, the FDA routinely conducts inspections of facilities and may identify potential deficiencies. The FDA issues what are referred to as "Form 483s" that set forth observations and concerns identified during its inspections. Failure to satisfactorily address the concerns or potential deficiencies identified in a Form 483 could result in the issuance of a warning letter, which is a notice of the issues that the FDA believes to be significant regulatory violations requiring prompt corrective actions. Failure to respond adequately to a warning letter, or to otherwise fail to comply with applicable regulatory requirements could result in enforcement, remedial and/or punitive actions by the FDA or other regulatory authorities.

        If one of these manufacturers fails to maintain compliance with regulatory requirements or experiences supply problems, including in the scale-up of commercial production, the production of ARIKAYCE, the Lamira Nebulizer System and our product candidates could be interrupted, resulting in delays, additional costs or restrictions on the marketing or sale of our products. An alternative manufacturer would need to be qualified, through regulatory filings, which could result in further delay. The regulatory authorities may also require additional testing if a new manufacturer is relied upon for commercial production. In addition, with respect to our product candidates, our manufacturers and their facilities are subject to pre-approval cGMP inspection by the FDA and other regulatory authorities, and the findings of the cGMP inspection could result in a failure to obtain, or a delay in obtaining, regulatory approval for future product candidates.

Risks Related to the Operation of our Business

The novel coronavirus (COVID-19) pandemic and efforts to reduce its spread have negatively impacted, and could continue to negatively impact, our business and operations.

        Our global operations expose us to risks associated with public health crises and pandemics, including COVID-19, particularly as the patients we seek to treat suffer from serious and rare diseases that may make them especially vulnerable. The degree to which COVID-19 affects us will depend on developments that are highly uncertain and beyond our knowledge or control, including, but not limited to, the duration and severity of the pandemic, the actions taken to reduce its transmission, and the speed with which and the extent to which normal economic and operating conditions resume.

        We modified our business practices in March 2020 in an effort to allow infectious disease specialists and pulmonologists to focus on critical COVID-19 relief efforts and to aid in the global containment effort, including through implementation of a remote working policy for all employees. The remote working policy includes all of our field-based therapeutic specialists and employees who support ARIKAYCE prescribers. If our remote working policy continues and the focus of pulmonologists and infectious disease specialists remains on COVID-19, we expect that our business and results of operations in future periods could be negatively impacted. We also may take further actions as required by government authorities or that we determine are in the best interests of our employees, patients, partners, and suppliers in the future that harm our ability to promote ARIKAYCE or support patients beginning treatment with ARIKAYCE, which could negatively impact our business and results of operations.

        COVID-19 may also have an adverse impact on our operations and supply chain as a result of (i) our or our third-party manufacturers' employees or other key personnel becoming infected, (ii) preventive and precautionary measures that governments and we and other businesses, including our third-party manufacturers, are taking, such as border closures, prolonged quarantines and other travel restrictions, and (iii) shortages of supplies necessary for the manufacture of ARIKAYCE, including as a result of government orders providing for the requisition of personal protective equipment and other medical supplies and equipment. Any of these circumstances could impact the ability of third parties on which we rely to manufacture ARIKAYCE or its components and our ability to perform critical functions, which could significantly hamper our ability to supply ARIKAYCE to patients. While we have experienced no disruption to date in our supply chain, if we encounter delays or difficulties in the manufacturing process that disrupt our ability to supply ARIKAYCE, we may not be able to satisfy patient demand or we may experience a product stock-out, which would likely have a material adverse effect on our business.

        The COVID-19 pandemic could also require us to delay the start of new clinical trials or otherwise impair our ability to complete those trials. For instance, our ability to enroll patients and retain principal investigators and site staff could be impaired due to an outbreak in their geography or prioritization of hospital resources toward the outbreak, or as a result of quarantines and other travel restrictions that interrupt healthcare services. Furthermore, patients, investigators, or site staff may be unwilling or unable to comply with clinical trial protocols due to COVID-19 illness, concerns about the pandemic, or quarantines or other travel restrictions that impede their movement. Additionally, any interruption in the supply of the study drug might delay our ability to start or complete clinical trials. Significant delays in the timing and completion of our clinical trials are costly and could adversely affect our ability to satisfy our post-marketing requirements for ARIKAYCE and to obtain regulatory approval for and to commercialize our product candidates.

We are dependent upon retaining and attracting key personnel, the loss of whose services could materially adversely affect our business, financial condition, results of operations and prospects and the value of our common stock.

        We depend heavily on our management team and our principal clinical and commercial personnel, the loss of whose services might significantly delay or prevent the achievement of our research, development or commercialization objectives. Our success depends, in large part, on our ability to attract and retain qualified management, clinical and commercial personnel, and on our ability to develop and maintain important relationships with commercial partners, leading research institutions and key distributors.

        Competition for skilled personnel in our industry and market is intense because of the numerous pharmaceutical and biotechnology companies that seek similar personnel. These companies may have greater financial and other resources, offer a greater opportunity for career advancement and have a longer history in the industry than we do. We also experience competition for the hiring of our clinical and commercial personnel from universities, research institutions, and other third parties. We cannot assure that we will attract and retain such persons or maintain such relationships. Our inability to retain and attract qualified employees would materially harm our business, financial condition, results of operations and prospects and the value of our common stock.

We expect to expand our development, regulatory and sales and marketing capabilities, and as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.

        In connection with our commercialization of ARIKAYCE in the U.S. and international expansion efforts, we expect to experience significant growth in the number of our employees and the scope of our operations, particularly in the areas of drug development, regulatory affairs, quality, commercial compliance, medical affairs, and sales and marketing. For example, we plan to hire additional personnel to support our commercialization of ARIKAYCE and preparation for potential regulatory filings for ARIKAYCE in other markets. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Due to the limited experience of our management team in managing a company with this anticipated growth, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The physical expansion of our operations may lead to significant costs and may divert our management and business development resources. We may not be able to effectively manage the expansion of our operations, which could delay the execution of our business plans or disrupt our operations.

Any acquisitions we make, or collaborative relationships we enter into, may not be clinically or commercially successful, and may require financing or a significant amount of our available cash, which could adversely affect our business.

        As part of our business strategy, we may effect acquisitions to obtain additional businesses, products, technologies, capabilities and personnel. Acquisitions involve a number of operational risks, including:

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  Failure to achieve expected synergies;

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  Difficulty and expense of assimilating the operations, technology and personnel of any acquired business;

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  The inability to retain the management, key personnel and other employees of any acquired business;

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  The inability to maintain any acquired company's relationship with key third parties, such as alliance partners;

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  Exposure to legal claims or other liabilities for activities of any acquired business prior to acquisition;

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  Diversion of our management's attention from our core business; and

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  Potential impairment of intangible assets, adversely affecting our reported results of operations and financial condition.

        We also may enter into collaborative relationships that would involve our collaborators conducting proprietary development programs. Disagreements with collaborators may develop over the rights to our intellectual property, and any conflict with our collaborators could limit our ability to obtain future collaboration agreements and negatively influence our relationship with existing collaborators.

        If we make one or more significant acquisitions or enter into a significant collaboration in which the consideration includes cash, we may be required to use a substantial portion of our available cash and/or need to raise additional capital, which could adversely affect our financial condition.

We may be subject to product liability claims, and we have only limited product liability insurance.

        The manufacture and sale of human therapeutic products involve an inherent risk of product liability claims, particularly as we now commercialize ARIKAYCE in the U.S. Regardless of merit or eventual outcome, liability claims may result in:

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  Decreased demand for ARIKAYCE and any other products that we may commercialize, and a corresponding loss of revenue;

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  Substantial monetary awards to patients or trial participants;

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  Significant time and costs to defend the related litigation;

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  Withdrawal or reduced enrollment of clinical trial participants; and

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  Reputational harm and significant negative media attention.

        We currently have only limited product liability insurance for our products. We do not know if we will be able to maintain existing, or obtain additional, product liability insurance on acceptable terms or with adequate coverage against potential liabilities. This type of insurance is expensive and may not be available on acceptable terms. If we are unable to obtain or maintain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims, we may be unable to commercialize our products. A successful product liability claim brought against us in excess of our insurance coverage, if any, may require us to pay substantial amounts and may materially adversely affect our business, financial condition, results of operations and prospects and the value of our common stock.

Our business and operations, including our drug development programs, could be materially disrupted in the event of system failures, security breaches, violations of data protection laws or data loss or damage by us or our CROs or other contractors or consultants.

        In the ordinary course of our business, we collect and store sensitive data, including intellectual property, our proprietary business information and that of our suppliers, as well as personally identifiable information of clinical trial participants and employees. Despite the implementation of security measures, our internal computer systems and those of our CROs and other contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. Such an event could have a material adverse effect on our business operations, including a material disruption of our drug development and commercialization programs. Unauthorized disclosure of sensitive or confidential patient or employee data, including personally identifiable information, whether through breach of computer systems, systems failure, employee negligence, fraud or misappropriation, or otherwise, or unauthorized access to or through our information systems and networks, whether by our employees or third parties, could result in negative publicity, legal liability and damage to our reputation. Unauthorized disclosure of personally identifiable information could also expose us to sanctions for violations of data privacy laws and regulations around the world. In addition, the loss of clinical trial data for our product candidates could result in delays in our regulatory submission and approval efforts and significantly increase our costs to recover or reproduce the data, if possible. To the extent that any disruption or security breach resulted in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development of our product candidates could be delayed. For example, the loss of or damage to clinical trial data, such as from completed or ongoing clinical trials, for any of our product candidates could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data.

        Although we have general liability insurance coverage, including coverage for errors and omissions, our insurance may not cover all claims, continue to be available on reasonable terms or be sufficient in amount to cover one or more large claims; additionally, the insurer may disclaim coverage as to any claim. The successful assertion of one or more large claims against us that exceed or are not covered by our insurance coverage or changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, financial condition, results of operations and prospects and the value of our common stock.

We have limited experience operating internationally, are subject to a number of risks associated with our international activities and operations and may not be successful in our efforts to expand internationally.

        We currently have limited operations outside of the U.S. As of December 31, 2019, we had 47 employees located in Europe and 15 employees located in Japan, although we have clinical trial sites and suppliers located around the world. In order to meet our long-term goals, we expect to grow our international operations over the next several years, including in Europe and Japan, and continue to source material used in the manufacture of our product candidates from abroad. Consequently, we are and will continue to be subject to risks related to operating in foreign countries, including:

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  Limited experience with international regulatory requirements;

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  An inability to achieve optimal pricing and reimbursement for ARIKAYCE, if approved in another jurisdiction, or subsequent changes in reimbursement, pricing and other regulatory requirements;

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  Any implementation of, or changes to, tariffs, trade barriers and other import-export regulations in the U.S. or other countries in which we, or our third-party partners, operate;

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  Unexpected adverse events related to ARIKAYCE or our product candidates occurring in foreign markets that we have not experienced in the U.S.;

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  Economic and political conditions, including geopolitical events, such as war and terrorism, foreign currency fluctuations and inflation, which could result in reduced revenue, increased or unpredictable operating expenses and other obligations incident to doing business in, or with a company located in, another country;

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  Changes resulting from the UK's exit from the EU, including: (i) the uncertainty and instability in economic and market conditions; (ii) the uncertainty regarding the UK's access to the EU Single Market and the impact on the wider trading, legal, regulatory and labor environments; and (iii) the uncertainty in the European regulatory framework, including the relocation of the EMA from the UK to the Netherlands, and the subsequent potential disruption and delay of EMA regulatory actions and, following the transition period, UK regulatory actions; and

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  Compliance with foreign or U.S. laws, rules and regulations, including data privacy requirements, labor relations laws, tax laws, anti-competition regulations, import, export and trade restrictions, anti-bribery/anti-corruption laws, regulations or rules, which could lead to actions by us or our distributors, manufacturers, other third parties who act on our behalf or with whom we do business in foreign countries or our employees who are working abroad that could subject us to investigation or prosecution under such foreign or U.S. laws.

        These and other risks associated with our international operations may materially adversely affect our business, financial condition, results of operations and prospects and the value of our common stock.

We operate in a highly competitive and changing environment, and if we are unable to adapt to our environment, we may be unable to compete successfully.

        Biotechnology and related pharmaceutical technology have undergone and are likely to continue to experience rapid and significant change. Our future success will depend in large part on our ability to maintain a competitive position with respect to these technologies and to obtain and maintain protection for our intellectual property. Compounds, products or processes that we develop may become obsolete before we recover any expenses incurred in connection with their development. We face substantial competition from pharmaceutical, biotechnology and other companies, universities and research institutions with respect to NTM lung disease, bronchiectasis, and pulmonary arterial hypertension ("PAH"). Relative to us, most of these entities have substantially greater capital resources, research and development staffs, facilities and experience in conducting clinical studies, obtaining regulatory approvals, and manufacturing and marketing pharmaceutical products. Many of our competitors may achieve product commercialization or obtain patent protection earlier than us. Furthermore, we believe that our competitors have used, and may continue to use, litigation to gain a competitive advantage. Our competitors may also use different technologies or approaches to develop products similar to ARIKAYCE and our product candidates.

        We expect that competing successfully will depend, among other things, on the relative speed with which we can develop products, complete the clinical testing and regulatory approval processes and supply commercial quantities of the product to the market, as well as product efficacy, safety, reliability, availability, timing and scope of regulatory approval and price. We expect competition to increase as technological advances are made and commercial applications broaden. There are potential competitive products, both approved and in development, which include oral, systemic, or inhaled antibiotic products to treat chronic respiratory infections. For instance, certain entities have expressed interest in studying their products for lung disease and are seeking to advance studies in lung disease, including NTM lung disease caused by mycobacterial species other than MAC. We are not aware of any entities currently conducting clinical trials for the treatment of refractory MAC lung disease or of any other approved inhaled therapies specifically indicated for NTM lung disease in North America, Europe or Japan. If any of our competitors develops a product that is more effective, safe, tolerable or, convenient or less expensive than ARIKAYCE or our product candidates, it would likely materially adversely affect our ability to generate revenue. We also may face lower priced generic competitors if third-party payors encourage use of generic or lower-priced versions of our product or if competing products are imported into the U.S. or other countries where we may sell ARIKAYCE. In addition, in an effort to put downward pressure on drug pricing, Congress and the FDA are working to facilitate generic competition, which could result in our experiencing competition earlier than otherwise would be the case.

        There are also other amikacin products that have been approved by the FDA, MHLW and other regulatory agencies for use in other indications, and physicians may elect to prescribe those products rather than ARIKAYCE to treat the indications for which ARIKAYCE has received approval, which is commonly referred to as off-label use. Although regulations prohibit a drug company from promoting off-label use of its product, the FDA and other regulatory agencies do not regulate the practice of medicine and cannot direct physicians as to what product to prescribe to their patients. As a result, we would have limited ability to prevent any off-label use of a competitor's product to treat diseases for which we have received FDA or other regulatory agency approval, even if this use violates our patents or any statutory exclusivities that the FDA may grant for the use of amikacin to treat such diseases. If we are unable to compete successfully, it will materially adversely affect our business, financial condition, results of operations and prospects and the value of our common stock.

Risks Related to Our Intellectual Property

If we are unable to protect our intellectual property rights adequately, the value of ARIKAYCE and our product candidates could be materially diminished.

        The patent position of biotechnology and pharmaceutical companies generally is highly uncertain and involves complex legal, technical, scientific and factual questions, and our success depends in large part on our ability to protect our proprietary technology and to obtain and maintain patent protection for our products, prevent third parties from infringing our patents, both domestically and internationally. We have sought to protect our proprietary position by filing patent applications in the U.S. and abroad related to our novel technologies and products that are important to our business. This process is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. Our existing patents and any future patents we obtain may not be sufficiently broad to prevent others from using our technologies or from developing competing products and technologies.

        Even if our owned and licensed patent applications issue as patents, they may not issue in a form that will provide us with any meaningful protection or otherwise provide us with any competitive advantage. Any conclusions we may reach regarding non-infringement, inapplicability or invalidity of a third-party's intellectual property vis-à-vis our proprietary rights, or those of a licensor, are based in significant part on a review of publicly available databases and other information. There may be information not available to us or otherwise not reviewed by us that could render these conclusions inaccurate. Our competitors may also be able to circumvent our owned or licensed patents by developing similar or alternative technologies or products in a non-infringing manner.

        Additionally, patents issued to us or our licensors may be challenged, narrowed, invalidated, held to be unenforceable or circumvented through litigation, which could limit our ability to stop competitors from marketing similar products or reduce the term of patent protection for amikacin liposome inhalation suspension or our product candidates. US patents and patent applications may also be subject to interference or derivation proceedings, and US patents may be subject to re-examination proceedings, reissue, post-grant review and/or inter partes review in the USPTO. Our foreign patents have been and may be in the future subject to opposition or comparable proceedings in the corresponding foreign patent office, which could result in either loss of the patent or denial of the patent application or loss or reduction in the scope of one or more of the claims of the patent or patent application. See Intellectual Property-ARIKAYCE Patents and Trade Secrets in Item 1 of Part I of our Annual Report on Form 10-K for the year ended December 31, 2019 for more information on our European patents that have been previously opposed.

        Changes in either patent laws or in interpretations of patent laws in the U.S. and other countries may also diminish the value of our intellectual property or narrow the scope of our patent protection, including making it easier for competitors to challenge our patents. For example, the America Invents Act included a number of changes to established practices, including the transition to a first-inventor-to-file system and new procedures for challenging patents and implementation of different methods for invalidating patents.

If we are not able to adequately prevent disclosure of trade secrets and other proprietary information, the value of ARIKAYCE and our product candidates could be materially diminished.

        We rely on trade secrets to protect our proprietary technologies, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our employees, consultants, advisors, collaborators, and other third parties and partners to protect our trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information or may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, third parties may independently develop or discover our trade secrets and proprietary information. Regulators also may disclose information we consider to be proprietary to third parties under certain circumstances, including in response to third-party requests for such disclosure under the Freedom of Information Act or comparable laws. Additionally, the FDA, as part of its Transparency Initiative, continues to consider whether to make additional information publicly available on a routine basis, including information that we may consider to be trade secrets or other proprietary information, and it is not clear at the present time whether and how the FDA's disclosure policies may change in the future.

We may not be able to enforce our intellectual property rights throughout the world, which could harm our business.

        The legal systems of some foreign countries, particularly developing countries, do not favor the enforcement of patents and other intellectual property protection, especially those relating to life sciences. Many companies have encountered significant problems in protecting and defending intellectual property rights in such foreign jurisdictions. For example, certain foreign countries have compulsory licensing laws under which a patent owner may be required to grant licenses to third parties. In addition, many countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit. This legal environment could make it difficult for us to stop the infringement of our patents or in-licensed patents or the misappropriation of our other intellectual property rights. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, and our efforts to protect our intellectual property rights in such countries may be inadequate.

The drug research and development industry has a history of intellectual property litigation, and we could become involved in costly intellectual property disputes, which could delay or impair our product development efforts or prevent us from, or increase the cost of, commercializing ARIKAYCE or any other approved product candidate.

        Third parties may claim that we have infringed upon or misappropriated their proprietary rights. Any existing third-party patents, or patents that may later issue to third parties, could negatively affect our commercialization of ARIKAYCE, brensocatib, treprostinil palmitil or any other product candidate that receives regulatory approval. For instance, PAH is a competitive indication with established products, including other formulations of treprostinil. Our supply of the active pharmaceutical ingredient for treprostinil palmitil is dependent upon a single supplier. The supplier owns patents on its manufacturing process, and we have filed patent applications for treprostinil palmitil; however, a competitor in the PAH indication may claim that we or our supplier have infringed upon or misappropriated its proprietary rights. Moreover, in the event that we pursue approval of treprostinil palmitil, or any other product candidate, via the 505(b)(2) regulatory pathway, we will be required to file a certification against any unexpired patents listed in the Orange Book for the third-party drug we rely upon as part of our regulatory submission. This certification process may lead to litigation and could also delay launch of a product candidate, if approved by regulators.

        In the event of successful litigation or settlement of claims against us for infringement or misappropriation of a third-party's proprietary rights, as in 2007 with respect to IPLEX, we may be required to take actions including but not limited to the following:

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  Paying damages, including up to treble damages, royalties, and the other party's attorneys' fees, which may be substantial;

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  Ceasing development, manufacture, marketing and sale of products or use of processes that infringe the proprietary rights of others;

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  Expending significant resources to redesign our products or our processes so that they do not infringe the proprietary rights of others, which may not be possible, or may result in significant regulatory delays associated with conducting additional clinical trials or other steps to obtain regulatory approval; and/or

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  Acquiring one or more licenses from third parties, which may not be available to us on acceptable terms or at all.

        We may also have to undertake costly litigation or engage in other proceedings, such as interference or inter partes review, to enforce or defend the validity of any patents issued or licensed to us, to confirm the scope and validity of our or a licensor's proprietary rights or to defend against allegations that we have infringed a third-party's intellectual property rights.

        Any proceedings regarding our intellectual property rights are likely to be time consuming and may divert management attention from operation of our business, and could have a material adverse effect on our business, financial condition, results of operations and prospects and the value of our common stock.

Certain of the agreements to which we are, or may become, a party relating to ARIKAYCE and our product candidates impose, or may in the future impose, restrictions on our business or other material obligations on us. If we fail to comply with these obligations, our business could be adversely affected, including as a result of the loss of license rights that are important to our business.

        We are a party to various agreements related to ARIKAYCE and our product candidates, including licensing agreements with PARI and AstraZeneca, which we view as material to our business. For additional information regarding the terms of these agreements, see Business-License and Other Agreements in Item 1 of Part I of our Annual Report on Form 10-K for the year ended December 31, 2019. These agreements impose a number of obligations on us and our business, including restrictions on our ability to freely develop or commercialize our product candidates and requirements to make milestone and royalty payments to our counterparties upon certain events. Under our license agreement with AstraZeneca, AstraZeneca retains a right of first negotiation pursuant to which it may exclusively negotiate with us before we can negotiate with a third-party regarding any transaction to develop or commercialize brensocatib, subject to certain exceptions. While this right of first negotiation is not triggered by a change of control, it may impede or delay our ability to consummate certain other transactions involving brensocatib.

        If we fail to comply with our obligations under these agreements, our counterparties may have the right to take action against us, up to and including termination of a relevant license. For instance, under our licensing agreement with PARI, with respect to NTM lung disease and bronchiectasis, we have specific obligations to use commercially reasonable efforts to achieve certain developmental and regulatory milestones by set deadlines. Additionally, for NTM lung disease, we are obligated to use commercially reasonable efforts to achieve certain commercial milestones in Europe. The consequences of our failing to use commercially reasonable efforts to achieve certain commercial milestones are context-specific, but include ending PARI's non-compete obligation, making the license non-exclusive and terminating the license, in each case with respect to the applicable indication. Similarly, under our license agreement with AstraZeneca, AstraZeneca may terminate our license to brensocatib if we fail to use commercially reasonable efforts to develop and commercialize a product based on brensocatib, or we are subject to a bankruptcy or insolvency. Reduction or elimination of our licensed rights may result in our having to negotiate new or reinstated licenses with less favorable terms and may materially harm our business.

        Finally, if we do not proceed with the development of our ARIKAYCE program in the NTM lung disease or cystic fibrosis indications, certain of our contract counterparties may elect to proceed with the development of these indications.

Risks Related to Government Regulation

Government healthcare reform could materially increase our costs, which could materially adversely affect our business, financial condition, results of operations and prospects and the value of our common stock.

        Our industry is highly regulated and changes in or revisions to laws and regulations that make gaining regulatory approval, reimbursement and pricing more difficult or subject to different criteria and standards may adversely impact our business, operations or financial results.

        The Administration and the majority party in the Senate have indicated their ongoing desire to repeal the ACA and, in December 2017, Congress repealed the ACA's individual mandate, i.e., the penalty imposed on individuals who do not obtain healthcare coverage. It is unclear what the effect of this partial repeal will be and whether, when and how repeal of other sections of the law may be effectuated and what the effect on the healthcare sector will be. In December 2018, a federal district court judge in Texas found the ACA to be unconstitutional, although the ruling was stayed while the case is appealed. In December 2019, the U.S. Court of Appeals for the Fifth Circuit found the individual mandate to be unconstitutional and remanded the case to the district court to determine whether the individual mandate provision is severable from the rest of the law. The district court's ruling remains stayed pending appeal. It is unclear what the outcome of this litigation and other pending challenges to the ACA's constitutionality, as well as the effect of these matters on the healthcare sector, will be. The U.S. President has indicated an interest in taking steps to lower drug prices, such as having the federal government negotiate drug prices with pharmaceutical manufacturers and/or in indexing certain federally reimbursement payments to international drug prices. See Reimbursement of Pharmaceutical Products in Item 1 of Part I of our Annual Report on Form 10-K for the year ended December 31, 2019 for more information. Changes to the ACA, to the Medicare or Medicaid programs, or to the ability of the federal government to negotiate or otherwise affect drug prices, or other federal legislation regarding healthcare access, financing or legislation in individual states, could affect our business, financial condition, results of operations and prospects and the value of our common stock. It remains unclear how any new legislation or regulation might affect the prices we may obtain for ARIKAYCE or any of our product candidates for which regulatory approval is obtained.

If we are found in violation of federal or state "fraud and abuse" laws, we may be required to pay a penalty or may be suspended from participation in federal or state healthcare programs, which may adversely affect our business, financial condition, results of operations and prospects and the value of our common stock.

        In the U.S., we are subject to various federal and state healthcare "fraud and abuse" laws, including anti-kickback laws, false claims laws and other laws intended to reduce fraud and abuse in federal and state healthcare programs. Although we seek to structure our business arrangements in compliance with all applicable requirements, these laws are broadly written, and it is often difficult to determine precisely how the law will be applied in specific circumstances. Accordingly, it is possible that our practices may be challenged under these laws. Violations of fraud and abuse laws may be punishable by criminal and/or civil sanctions, including fines or exclusion or suspension from federal and state healthcare programs such as Medicare and Medicaid and debarment from contracting with the U.S. government, and our business, financial condition, results of operations and prospects and the value of our common stock may be adversely affected. Our reputation could also suffer. In addition, private individuals have the ability to bring actions on behalf of the government under the federal False Claims Act as well as under the false claims laws of several states.

        Under the ACA, we are required to report information on payments or transfers of value to U.S. physicians and teaching hospitals, which is posted in searchable form on a public website. Failure to submit required information may result in civil monetary penalties.

        Several states also impose other marketing restrictions or require pharmaceutical companies to make marketing or price disclosures to the state. In addition to the federal government, some states, as well as other countries, including France, require the disclosure of certain payments to healthcare professionals. The federal privacy regulations under the Health Insurance Portability and Accountability Act, state, and foreign medical record privacy laws may limit access to information identifying those individuals who may be prospective users. There are ambiguities as to what is required to comply with these requirements, and we could be subject to penalties if it is determined that we have failed to comply with an applicable legal requirement.

We are subject to anti-corruption laws and trade control laws, as well as other laws governing our operations. If we fail to comply with these laws, we could be subject to negative publicity, civil or criminal penalties, other remedial measures, and legal expenses, which could adversely affect our business, financial condition, results of operations and prospects and the value of our common stock.

        Our operations are subject to anti-corruption laws, including the U.S. Foreign Corrupt Practices Act ("FCPA"), the UK Bribery Act and other anti-corruption laws that apply in countries where we do business. The FCPA, UK Bribery Act and these other laws generally prohibit us, our employees and our intermediaries from making prohibited payments to government officials or other persons to obtain or retain business or gain some other business advantage. We conducted the 312 study and the WILLOW study, our global Phase 2 study of brensocatib in NCFBE, at a broad range of trial sites around the world. Certain of these jurisdictions pose a risk of potential FCPA violations, and we have relationships with third parties whose actions could potentially subject us to liability under the FCPA or local anti-corruption laws. In addition, we cannot predict the nature, scope or effect of future regulatory requirements to which our international operations might be subject or the manner in which existing laws might be administered or interpreted.

        We are also subject to other laws and regulations governing our international operations, including regulations administered by the U.S. Department of Commerce's Bureau of Industry and Security, the U.S. Department of Treasury's Office of Foreign Assets Control, and various non-U.S. government entities, including applicable export control regulations, economic sanctions on countries and persons, customs requirements, currency exchange regulations and transfer pricing regulations (collectively, "Trade Control laws").

        We may not be effective in ensuring our compliance with all applicable anti-corruption laws, including the FCPA or other legal requirements, including Trade Control laws. If we are not in compliance with the FCPA and other anti-corruption laws or Trade Control laws, we may be subject to criminal and civil penalties, disgorgement and other sanctions and remedial measures, and legal expenses, which could have an adverse impact on our business, financial condition, results of operations and prospects and the value of our common stock. Likewise, even an investigation by US or foreign authorities of potential violations of the FCPA other anti-corruption laws or Trade Control laws could have an adverse impact on our reputation, business, financial condition, results of operations and prospects and the value of our common stock.

If another party obtains orphan drug exclusivity for a product that is essentially the same as a product we are developing for a particular indication, we may be precluded or delayed from commercializing the product in that indication.

        Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition. The company that obtains the first regulatory approval from the FDA for a designated orphan drug for a rare disease generally receives marketing exclusivity for use of that drug for the designated condition for a period of seven years. Similar laws exist in the EU with a term of 10 years. See Business-Government Regulation-Orphan Drug Designation in Item 1 of Part I of our Annual Report on Form 10-K for the year ended December 31, 2019 for additional information. If a competitor obtains approval of the same drug for the same indication or disease before us, and the FDA grants such orphan drug exclusivity, we would be prohibited from obtaining approval for our product for seven or more years, unless our product can be shown to be clinically superior. In addition, even if we obtain orphan exclusivity, the FDA may approve another product during our orphan exclusivity period for the same indication under certain circumstances.

Our research, development and manufacturing activities used in the production of ARIKAYCE and our product candidates involve the use of hazardous materials, which could expose us to damages, fines, penalties and sanctions and materially adversely affect our results of operations and financial condition.

        We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our research and development program and manufacturing activities for ARIKAYCE and our product candidates involve the controlled use of hazardous materials and chemicals. We generally contract with third parties for the disposal of these materials and wastes. Although we strive to comply with all pertinent regulations, the risk of environmental contamination, damage to facilities or injury to personnel from the accidental or improper use or control of these materials remains. In addition to any liability we could have for any misuse by us of hazardous materials and chemicals, we could also potentially be liable for activities of our CMOs or other third parties. Any such liability, or even allegations of such liability, could materially adversely affect our results of operations and financial condition. We also could incur significant costs as a result of civil or criminal fines and penalties.

        In addition, we may incur substantial costs to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

Risks Related to Our Financial Condition and Need for Additional Capital

We have a history of operating losses, expect to incur operating losses for the foreseeable future and may never achieve or maintain profitability.

        We have incurred losses each previous year of our operation, except in 2009, when we sold our manufacturing facility and certain other assets to Merck & Co, Inc. As of March 31, 2020, our accumulated deficit was $1.6 billion. For the three months ended March 31, 2020, our consolidated net loss was $66.4 million. For the years ended December 31, 2019, 2018 and 2017, our consolidated net loss was $254.3 million, $324.3 million and $192.6 million, respectively. Our ability to generate revenue will depend on the success of commercial sales of ARIKAYCE; however, we do not anticipate our revenue from the sale of ARIKAYCE will be sufficient for us to become profitable without reductions in our operating expenses. Despite our commercialization of ARIKAYCE in the U.S., we expect to continue to incur substantial operating expenses, and resulting operating losses, for the foreseeable future as we:

  •
  Initiate or continue clinical studies of our product candidates;

  •
  Initiate a post-marketing clinical trial of ARIKAYCE, as required by the FDA;

  •
  Seek to discover or in-license additional product candidates;

  •
  Seek regulatory approvals for ARIKAYCE in foreign markets;

  •
  Scale-up manufacturing capabilities for future ARIKAYCE production, including the increase of production capacity at Patheon and process improvements in order to manufacture at a larger commercial scale; and

  •
  Enhance operational, compliance, financial, quality and information management systems and hire more personnel, including personnel to support our commercialization efforts and development of our product candidates.

        Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

We may need to raise additional funds to continue our operations, but we face uncertainties with respect to our ability to access capital.

        Our operations have consumed substantial amounts of cash since our inception. We expect to expend substantial financial resources to commercialize ARIKAYCE, including expenditures on product sales, marketing, manufacturing and distribution, fund the confirmatory post-marketing study for ARIKAYCE and continue research and development of and, where applicable, seek regulatory approval for ARIKAYCE and our product candidates. We may need to raise additional capital to fund these activities, including due to changes in our product development plans or misjudgment of expected costs, to fund corporate development, to maintain our intellectual property portfolio or for other purposes, including to resolve litigation. As of March 31, 2020, we had $428.9 million of cash and cash equivalents on hand. We will continue to consume cash to fund our operations, including continued commercialization of ARIKAYCE and future clinical trials related to ARIKAYCE, to design and conduct a Phase 3 program for brensocatib, to develop treprostinil palmitil, and to develop, acquire, in-license or co-promote other products or product candidates, including those that address orphan or rare diseases. We do not know whether additional financing will be available when needed, or, if available, whether the terms will be favorable. If adequate funds are not available to us when needed, we may be forced to delay, restrict or eliminate all or a portion of our development programs or commercialization efforts.

We have outstanding indebtedness in the form of convertible senior notes, and may incur additional indebtedness in the future, which could adversely affect our financial position, prevent us from implementing our strategy, and dilute the ownership interest of our existing shareholders.

        In January 2018, we completed an underwritten public offering of 1.75% convertible senior notes due 2025 (the "Convertible Notes"). The Convertible Notes may be convertible into common stock at an initial conversion rate of 25.5384 shares of common stock per $1,000 principal amount of Convertible Notes. We sold $450.0 million aggregate principal amount of the Convertible Notes, including the exercise in full of the underwriters' option to purchase additional Convertible Notes, resulting in net proceeds of approximately $435.8 million. Holders of the Convertible Notes may convert their Convertible Notes at their option at any time prior to the close of business on the business day immediately preceding October 15, 2024 only under certain circumstances. On or after October 15, 2024 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their Convertible Notes at any time. Upon conversion of the Convertible Notes, we may deliver cash, shares of our common stock or a combination of cash and shares of our common stock, at our election.

        The degree to which we are leveraged could have negative consequences, such as the following:

  •
  We may be more vulnerable to economic downturns, less able to withstand competitive pressures, and less flexible in responding to changing economic conditions;

  •
  Our ability to obtain financing in the future may be limited;

  •
  A substantial portion of our cash flows from operations in the future may be required for the payment of the principal amount of the Convertible Notes when they or any additional indebtedness become due; and

  •
  We may elect to make cash payments upon conversion of the Convertible Notes, which would reduce our available cash.

        Our ability to pay principal or interest on or, if desired, to refinance our indebtedness, including the Convertible Notes, depends on our future performance, which is subject to economic, financial, competitive and other factors, some of which are beyond our control. Our business may not generate cash flow from operations in the future sufficient to satisfy any obligations under the Convertible Notes to make cash payments to noteholders or our obligations under any future indebtedness we may incur. If we are unable to generate such cash flow, we may be required to delay, restrict or eliminate all or a portion of our development programs or commercialization efforts or refinance or obtain additional equity capital on terms that may be onerous or highly dilutive. If we do not meet our debt obligations, it could materially adversely affect our results of operations, financial condition and the value of our common stock.

        The conversion of some or all of the Convertible Notes will dilute the ownership interests of our existing shareholders to the extent we deliver shares upon their conversion. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the Convertible Notes may encourage short selling by market participants because the conversion of the Convertible Notes could be used to satisfy short positions, or anticipated conversion of the Convertible Notes into shares of our common stock could depress the price of our common stock.

The accounting method for the Convertible Notes may have an adverse effect on our reported financial results.

        Accounting guidance requires that we separately account for the liability and equity components of the Convertible Notes because they may be settled entirely or partially in cash upon conversion in a manner that reflects our economic interest cost. As a result, the equity component of the Convertible Notes is required to be included in the additional paid-in capital section of shareholders' equity on our consolidated balance sheet, and the value of the equity component is treated as original issue discount for purposes of accounting for the debt component of the Convertible Notes. We may report greater net loss (or lower net income) in our financial results because this guidance requires interest to include both the current period's amortization of the debt discount and the instrument's coupon interest, which could adversely affect our reported or future financial results, the market price of our common stock and the trading price of the Convertible Notes.

        Holders may convert their Convertible Notes at their option at any time prior to the close of business on the business day immediately preceding October 15, 2024 only under certain circumstances. For example, after the quarter ending March 31, 2018, holders may convert their Convertible Notes at their option during any quarter (and only during such quarter) if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding quarter is greater than or equal to 130% of the conversion price on each applicable trading day. If the Convertible Notes become convertible prior to October 15, 2024, we may be required to reclassify our Convertible Notes and the related debt issuance costs as current liabilities and certain portions of our equity outside of equity to mezzanine equity, which would have an adverse impact on our reported financial results for such quarter, and could have an adverse impact on the market price of our common stock and the trading price of the Convertible Notes.

Intangible assets comprised approximately 8% of our total assets as of March 31, 2020. A reduction in the value of our intangible assets could have a material adverse effect on our results of operations, financial condition and the value of our common stock.

        As a result of the merger with Transave in 2010, we recorded an intangible in-process research and development ("IPRD") asset of $77.9 million and goodwill of $6.3 million on our balance sheet. As a result of the clinical hold on ARIKAYCE announced in late 2011, we recorded a charge of $26.0 million in the fourth quarter of 2011 that reduced the value of IPRD to $58.2 million and reduced goodwill to zero. In addition, in September 2018 we recorded an additional $1.7 million in intangible assets related to a milestone to PARI as a result of FDA approval of ARIKAYCE. As of March 31, 2020, the balance of these intangibles, net of amortization was $50.9 million and $1.5 million, respectively. Future activities or events could result in additional write-downs of these intangible assets, which could materially adversely affect our results of operations, financial condition and the value of our common stock.

We may be unable to use certain of our net operating losses and other tax assets.

        We have substantial tax loss carry forwards for U.S. federal income tax and state income tax purposes, and beginning in 2015, we had tax loss carry forwards in Ireland as well. In general, our net operating losses and tax credits have been fully offset by a valuation allowance due to uncertainties surrounding our ability to realize these tax benefits. In particular, our ability to fully use certain US tax loss carry forwards and general business tax credit carry forwards recorded prior to December 2010 to offset future income or tax liability is limited under section 382 of the Internal Revenue Code of 1986, as amended (the "Code"). Changes in the ownership of our stock, including those resulting from the issuance of shares of our common stock offerings or upon exercise of outstanding options, may limit or eliminate our ability to use certain net operating losses and tax credit carry forwards in the future.

Risks Related to Ownership of Our Common Stock

The market price of our stock has been and may continue to be highly volatile, which could lead to shareholder litigation against us.

        Our common stock is listed on the Nasdaq Global Select Market under the ticker symbol "INSM". The market price of our stock has been and may continue to be highly volatile and could be subject to wide fluctuations in price in response to various factors, including those discussed herein, many of which are beyond our control. In addition, the stock market has from time to time experienced extreme price and volume fluctuations, which have particularly affected the market prices for emerging biotechnology and pharmaceutical companies like us, and which have often been unrelated to their operating performance.

        Historically, when the market price of a stock has been volatile, shareholders are more likely to institute securities and derivative class action litigation against the issuer of such stock. We previously faced a shareholder suit following a decline in our stock price. If any of our shareholders bring a lawsuit against us in the future, it could have a material adverse effect on our business. We have insurance policies related to some of the risks associated with our business, including directors' and officers' liability insurance policies; however, our insurance coverage may not be sufficient and our insurance carriers may not cover all claims in a given litigation. If we are not successful in our defense of claims asserted in shareholder litigation, those claims are not covered by insurance or they exceed our insurance coverage, we may have to pay damage awards, indemnify our executive officers, directors and third parties from damage awards that may be entered against them and pay our and their costs and expenses incurred in defense of, or in any settlement of, such claims. In addition, such shareholder suits could divert the time and attention of management from our business.

Certain provisions of Virginia law, our articles of incorporation and amended and restated bylaws and arrangements between us and our employees could hamper a third-party's acquisition of, or discourage a third-party from attempting to acquire control of us.

        Certain provisions of Virginia law, our articles of incorporation and amended and restated bylaws and arrangements with our employees could hamper a third-party's acquisition of, or discourage a third-party from attempting to acquire control of, us or limit the price that investors might be willing to pay for shares of our common stock. These provisions or arrangements include:

  •
  The ability to issue preferred stock with rights senior to those of our common stock without any further vote or action by the holders of our common stock. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of our common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. In certain circumstances, such issuance could have the effect of decreasing the market price of our common stock.

  •
  The existence of a staggered board of directors in which there are three classes of directors serving staggered three-year terms, thus expanding the time required to change the composition of a majority of directors.

  •
  The requirement that shareholders provide advance notice when nominating director candidates to serve on our board of directors.

  •
  The inability of shareholders to convene a shareholders' meeting without the chairman of the board, the president or a majority of the board of directors first calling the meeting.

  •
  The prohibition against entering into a business combination with the beneficial owner of 10% or more of our outstanding voting stock for a period of three years after the 10% or greater owner first reached that level of stock ownership, unless certain criteria are met.

  •
  In addition to severance agreements with our officers and provisions in our incentive plans that permit acceleration of equity awards upon a change in control, a severance plan for eligible full-time employees that provides such employees with severance equal to six months of their then-current base salaries in connection with a termination of employment without cause upon, or within 18 months following, a change in control.

        We previously had a shareholder rights plan, or "poison pill," which expired in May 2011. Under Virginia law, our board of directors may implement a new shareholders' rights plan without shareholder approval. Our board of directors intends to regularly consider this matter, even in the absence of specific circumstances or takeover proposals, to facilitate its future ability to quickly and effectively protect shareholder value.

 USE OF PROCEEDS

        We estimate that the net proceeds we will receive from this offering will be approximately $213.7 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional shares in full, we estimate that the net proceeds we receive from this offering will be approximately $245.8 million, after deducting the underwriting discounts and commissions and estimated offering expenses.

        We currently plan to use the net proceeds we receive from this offering as follows:

  •
  to continue to commercialize ARIKAYCE, including in Europe and Japan, if approved by the relevant regulators;

  •
  to conduct further trials of ARIKAYCE, including our required confirmatory trial to assess and describe the clinical benefit of ARIKAYCE in patients with MAC lung disease;

  •
  to conduct further trials of brensocatib (formerly known as INS1007), including our planned Phase 3 program in bronchiectasis;

  •
  to fund further clinical development of treprostinil palmitil (formerly known as INS1009);

  •
  to invest in third-party manufacturing capacity;

  •
  to fund business expansion activities in Europe and Japan; and

  •
  to fund working capital, potential debt repayment, capital expenditures, general research and development, and for other general corporate purposes, which may include the acquisition or in-license of additional compounds, product candidates, technology or businesses.

        This expected use of our net proceeds from this offering represents our intentions based upon our current plans and business conditions. The amount and timing of our actual expenditures may vary significantly depending on numerous factors, the most significant of which are expenses related to our commercialization efforts for ARIKAYCE, and to a lesser extent, expenses related to future brensocatib and ARIKAYCE clinical trials, as well as any strategic transactions that we may enter into with third parties, and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds we receive from this offering. We have no current understandings, agreements or commitments for any material acquisitions or licenses of any compounds, product candidates, technology or businesses.

        Pending our use of the net proceeds we receive from this offering, we intend to invest such net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.

 DILUTION

        If you invest in our common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the net tangible book value per share of our common stock immediately after this offering.

        Our historical net tangible book value as of March 31, 2020 was $154.3 million, or $1.72 per share of our common stock, based upon 89,859,549 shares outstanding on March 31, 2020. Net tangible book value per share is equal to our total tangible assets, less our total liabilities, divided by the total number of shares outstanding as of March 31, 2020. After reflecting the sale of 9,700,000 shares of our common stock offered by us at the public offering price of $23.25 per share, less underwriting discounts and commissions and estimated offering expenses, our as-adjusted net tangible book value would have been approximately $368.0 million, or approximately $3.70 per share of common stock based upon 99,559,549 shares outstanding. This represents an immediate increase in net tangible book value of $1.98 per share to our existing shareholders and an immediate dilution in net tangible book value of $19.55 per share to investors purchasing shares of our common stock in this offering. The following table illustrates this calculation on a per share basis:

Public offering price per share		$23.25
Net tangible book value per share as of March 31, 2020	$1.72
Increase in net tangible book value per share attributable to investors purchasing shares of our common stock in this offering	1.98

As-adjusted net tangible book value per share after this offering		3.70

Dilution per share to investors purchasing shares of our common stock in this offering		$19.55

        The number of shares of our common stock to be outstanding immediately after this offering excludes:

  •
  13,144,026 shares of our common stock issuable upon the exercise of stock options outstanding as of March 31, 2020 at a weighted average exercise price of $17.95 per share;

  •
  930,384 shares of our common stock issuable pursuant to unvested restricted stock units outstanding as of March 31, 2020 at a weighted average grant price of $25.92;

  •
  747,761 shares of our common stock reserved for issuance under our 2019 Incentive Plan as of March 31, 2020, plus any shares subject to outstanding awards as of March 31, 2020 under our 2017 Incentive Plan, 2015 Incentive Plan and 2013 Incentive Plan that subsequently are cancelled, terminated unearned, expired, forfeited, lapsed for any reason or are settled in cash without the delivery of shares;

  •
  4,500,000 additional shares of our common stock reserved for issuance under Amendment No. 1 to our 2019 Incentive Plan, subject to receipt of shareholder approval at our 2020 Annual Meeting of Shareholders; and

  •
  11,492,280 shares of our common stock reserved for issuance upon conversion of our 1.75% convertible senior notes due 2025.

        In addition, the amounts in the table above assume no exercise by the underwriters of their option to purchase additional shares of our common stock.

        Investors purchasing shares of our common stock in this offering will experience further dilution upon, among other things, the future exercise of stock options, vesting of restricted stock units and conversion of some or all of our 1.75% convertible senior notes due 2025 to the extent we deliver shares upon conversion of the notes. Furthermore, subject to the terms of our lockup agreement with SVB Leerink LLC, as described in "Underwriting", we may choose to raise additional capital through the sale of additional securities due to market conditions or strategic considerations even if we believe we have sufficient funds on hand for our current or future operating plans. To the extent that we raise additional capital in this manner, the issuance of such securities would likely result in further dilution to investors purchasing shares of our common stock in this offering.

UNDERWRITING

        SVB Leerink LLC is acting as representative of each of the underwriters named below and as sole bookrunning manager for this offering. Subject to the terms and conditions set forth in the underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
SVB Leerink LLC	6,790,000
Credit Suisse Securities (USA) LLC	1,164,000
Stifel, Nicolaus & Company, Incorporated	1,164,000
JMP Securities LLC	485,000
H.C. Wainwright & Co., LLC	97,000

Total	9,700,000

        Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of the shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and subject to other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Discounts and Commissions

        The representative has advised us that the underwriters propose initially to offer the shares to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $0.6975 per share. After the initial offering of the shares, the public offering price, concession or any other term of this offering may be changed by the representative.

        The following table shows the initial public offering price, underwriting discounts and commissions and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares of our common stock.

		Total
	Per Share	Without Option	With Option
Initial public offering price	$23.2500	$225,525,000.00	$259,353,750.00
Underwriting discounts and commissions	$1.1625	$11,276,250.00	$12,967,687.50
Proceeds, before expenses, to us	$22.0875	$214,248,750.00	$246,386,062.50

        We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $550,000. We also have agreed to reimburse the underwriters for up to $10,000 for their FINRA counsel fee. In accordance with FINRA Rule 5110, this reimbursed fee is deemed underwriting compensation for this offering.

Option to Purchase Additional Shares

        We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 1,455,000 additional shares at the initial public offering price, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to the conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

No Sales of Similar Securities

        We, our executive officers and directors have agreed not to sell or transfer any common stock or securities convertible into or exchangeable or exercisable for common stock, for 60 days after the date of this prospectus supplement without first obtaining the written consent of SVB Leerink LLC on behalf of the underwriters. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

  •
  offer, pledge, sell or contract to sell any common stock;

  •
  sell any option or contract to purchase any common stock;

  •
  purchase any option or contract to sell any common stock;

  •
  grant any option, right or warrant to purchase any common stock;

  •
  lend or otherwise dispose of or transfer any common stock;

  •
  make any demand for or exercise any right with respect to the registration of any shares of common stock; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, the economic consequence of ownership of any common stock, whether any such swap, agreement or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

The lock-up provisions apply to common stock and to securities convertible into or exchangeable or exercisable for common stock. They also apply to common stock owned now or acquired during the term of the lock-up agreement by the person executing the lock-up agreement or for which the person executing the lock-up agreement acquires the power of disposition during the term of the lock-up agreement.

Nasdaq Global Select Market Listing

        Our common stock is listed on the Nasdaq Global Select Market under the symbol "INSM".

Price Stabilization, Short Positions and Penalty Bids

        Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representative may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

        In connection with this offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares granted to them under the underwriting agreement described above. "Naked" short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the closing of this offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

        The underwriters may also engage in passive market making transactions in our common stock on the Nasdaq Global Select Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded.

Electronic Distribution

        In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

        The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and certain of their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions and expenses.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area and the United Kingdom

        In relation to each Member State of the European Economic Area and the United Kingdom (each a "Relevant State"), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of the shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

  A.
  to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

  B.
  to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

  C.
  in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require the issuer or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

        In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

        The Company, the representative and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

        For the purposes of this provision, the expression an "offer to the public" in relation to any shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression "Prospectus Regulation" means Regulation (EU) 2017/1129.

        References to the Prospectus Regulation include, in relation to the UK, the Prospectus Regulation as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018.

        The above selling restriction is in addition to any other selling restrictions set out below.

        In connection with the offering, the representative is not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to their clients nor for providing advice in relation to the offering.

Notice to Prospective Investors in the United Kingdom

        This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the "Financial Promotion Order"), (ii) are persons falling within Article 49(2)(a) to (d) ("high net worth companies, unincorporated associations etc.") of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended ("FSMA")) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as "relevant persons"). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Canada

        The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS OF SHARES OF OUR COMMON STOCK

        The following discussion describes certain material United States federal income and estate tax considerations relating to the purchase, ownership, and disposition of shares of our common stock by a non-U.S. holder (as defined below) that acquires our common stock in this offering and holds it as a capital asset. This discussion is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated or proposed thereunder, and administrative and judicial interpretations thereof, all as in effect on the date of this prospectus supplement. These tax laws are subject to change, possibly with retroactive effect, and subject to differing interpretations that could affect the tax consequences described herein.

        For purposes of this discussion, a "non-U.S. holder" is a beneficial owner of our common stock that, for United States federal income tax purposes, is:

  •
  a non-resident alien;

  •
  a foreign corporation (or other entity taxable as a corporation);

  •
  an estate the income of which is not subject to United States federal income taxation regardless of its source; or

  •
  a trust that does not have in effect a valid election under the Treasury regulations to be treated as a United States person and either (1) no court within the United States is able to exercise primary supervision over the trust's administration or (2) no United States person has the authority to control all substantial decisions of that trust.

        This discussion does not address all aspects of United States federal income and estate taxation that may be applicable to non-U.S. holders in light of their particular circumstances or status, including, for example, financial institutions, banks, investment funds, broker-dealers or traders in securities, insurance companies, persons subject to the alternative minimum tax, partnerships or other pass-through entities, corporations that accumulate earnings to avoid U.S. federal income tax, certain United States expatriates, tax-exempt organizations, pension plans, persons in special situations, such as those that have elected to mark securities to market or that hold shares of our common stock as part of a straddle, hedge or other integrated investment, and foreign governments or agencies.

        If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) purchases, owns, or disposes of our common stock, the tax treatment of a person treated as a partner in the partnership for United States federal income tax purposes generally will depend on the status of the partner and the activities of the partnership. Partnerships (and other entities or arrangements so treated for United States federal income tax purposes) and their partners should consult their own tax advisors.

        This discussion addresses only non-U.S. holders and does not discuss any tax considerations other than United States federal income tax and certain United States federal estate tax considerations. Prospective investors are urged to consult their own tax advisors regarding the United States federal, state, and local, and foreign tax consequences of the purchase, ownership, and disposition of our common stock, including the effect of any applicable income or estate tax treaty.

Dividends

        We have never declared or paid cash dividends on our common stock. We anticipate that we will retain all earnings, if any, to support our operations and to finance the growth and development of our business for the foreseeable future.

        If we do make a distribution of cash or property with respect to our common stock, any such distribution generally will constitute a dividend for United States federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Subject to the discussion below under "FATCA Withholding "and "Information Reporting and Backup Withholding," any such dividend paid to a non-U.S. holder generally will be subject to withholding tax at a 30% rate or at a lower rate under an applicable income tax treaty between the United States and the non-U.S. holder's country of residence. In order to receive a reduced treaty withholding tax rate, a non-U.S. holder must furnish to us or our paying agent a properly executed Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or other applicable form) prior to payment of the dividend, certifying under penalties of perjury that the non-U.S. holder is entitled to a reduction in withholding under an applicable income tax treaty. A non-U.S. holder that holds our common stock through a financial institution or other agent will be required to provide appropriate documentation to the financial institution or other agent, which then will be required to provide certification to us or our paying agent either directly or through other intermediaries. A non-U.S. holder that is eligible for a reduced rate of withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing a refund claim with the Internal Revenue Service.

        A non-U.S. holder is exempt from the withholding tax described above if the dividend is "effectively connected" with the conduct of a trade or business in the United States of the non-U.S. holder (and, if an applicable income tax treaty so provides, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) and the non-U.S. holder furnishes to us or our paying agent an Internal Revenue Service Form W-8ECI (or applicable successor form), certifying under penalties of perjury that the dividend is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States (and, if an applicable income tax treaty so provides, attributable to a permanent establishment or fixed base maintained in the United States). "Effectively connected" dividends will generally be subject to United States federal income tax at the graduated rates that also apply to U.S. persons. A corporate non-U.S. holder may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or at a lower rate under an applicable income tax treaty) with respect to its "effectively connected" dividends.

        Any distribution in excess of our current or accumulated earnings and profits will be treated, first, as a tax-free return of the non-U.S. holder's capital, up to the holder's adjusted tax basis in shares of our common stock, and thereafter, as capital gain subject to the tax treatment described below in "Gain on Sale, Exchange or Other Taxable Disposition."

Gain on Sale, Exchange or Other Taxable Disposition

        Subject to the discussion below under "FATCA Withholding" and "Information Reporting and Backup Withholding," a non-U.S. holder generally will not be subject to United States federal income tax or withholding tax on gain realized upon a sale, exchange or other taxable disposition of shares of our common stock (including a redemption, but only if the redemption would be treated as a sale or exchange rather than a distribution for United States federal income tax purposes) unless:

  •
  the gain is "effectively connected" with the conduct of a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained in the United States), in which case the non-U.S. holder generally will be subject to United States federal income tax on a net income basis with respect to such gain in the same manner as if such holder were a resident of the United States and, if the non-U.S. holder is a corporation for United States federal income tax purposes, may be subject to an additional "branch profits tax" at a 30% rate (or at a lower rate under an applicable income tax treaty);

  •
  the non-U.S. holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets certain other conditions, in which case the non-U.S. holder generally will be subject to United States federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S.-source capital losses for the year; or

  •
  we are or have been a "United States real property holding corporation" ("USRPHC") at any time within the shorter of the five-year period preceding the disposition and the non-U.S. holder's holding period for our common stock (the "relevant period") and the non-U.S. holder (i) disposes of our common stock during a calendar year when our common stock is no longer regularly traded on an established securities market or (ii) owned (directly, indirectly, and constructively) more than 5% of our common stock at any time during the relevant period, in which case such a non-U.S. holder will be subject to tax on the gain on the disposition of shares of our common stock generally as if the gain were effectively connected with the conduct of a trade or business in the United States, except that the "branch profits tax" will not apply.

        We believe we currently are not, and we do not anticipate becoming, a USRPHC for United States federal income tax purposes. Generally, a corporation is a USRPHC only if the fair market value of its United States real property interests (as defined in the Code) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business.

FATCA Withholding

        Sections 1471 through 1474 of the Code and the regulations issued thereunder (commonly referred to as the Foreign Account Tax Compliance Act ("FATCA")) impose a 30% withholding tax on dividends paid on our common stock to, and (subject to the proposed Treasury Regulations discussed below) the gross proceeds derived from the sale or other disposition of our common stock by, a foreign entity if the foreign entity is:

  •
  a "foreign financial institution" (as defined under FATCA) that does not furnish proper documentation, typically on Internal Revenue Service Form W-8BEN-E, evidencing either (i) an exemption from FATCA withholding or (ii) its compliance (or deemed compliance) with specified due diligence, reporting, withholding and certification obligations under FATCA or (iii) residence in a jurisdiction that has entered into an intergovernmental agreement with the United States relating to FATCA and compliance with the diligence and reporting requirements of the intergovernmental agreement and local implementing rules; or

  •
  a "non-financial foreign entity" (as defined under FATCA) that does not provide sufficient documentation, typically on Internal Revenue Service Form W-8BEN-E, evidencing either (i) an exemption from FATCA or (ii) adequate information regarding substantial United States beneficial owners of such entity (if any).

        Withholding under FATCA generally applies to payments of dividends on our common stock and to payments of gross proceeds from a sale or other disposition of our common stock. Withholding agents may, however, rely on recently proposed Treasury Regulations that would no longer require FATCA withholding on payments of gross proceeds. A withholding agent such as a broker, and not Insmed Incorporated, will determine whether or not to implement gross proceeds FATCA withholding.

        Holders of our common stock should consult their own tax advisors regarding these requirements and whether they may be relevant to their ownership and disposition of the common stock.

        Under certain circumstances, a non-U.S. holder will be eligible for refunds or credits of withholding taxes imposed under FATCA by filing a United States federal income tax return.

Prospective investors should consult their tax advisors regarding the effect of FATCA on their ownership and disposition of our common stock.

Information Reporting and Backup Withholding

        Except as described below, a non-U.S. holder generally will be exempt from backup withholding and information reporting requirements with respect to dividend payments and the payment of the proceeds from the sale of shares of our common stock effected at a United States office of a broker, as long as the payor or broker does not have actual knowledge or reason to know that the holder is a United States person and has furnished to the payor or broker:

  •
  a valid Internal Revenue Service Form W-8BEN or Form W-8BEN-E on which the non-U.S. holder certifies, under penalties of perjury, that it is a non-United States person; or

  •
  other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with Treasury regulations,

or the non-U.S. holder otherwise establishes an exemption.

        However, we must report annually to the Internal Revenue Service and to non-U.S. holders the amount of dividends paid to non-U.S. holders and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the respective non-U.S. holder resides under the provisions of an applicable income tax treaty.

        Payment of the proceeds from the sale of our common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of our common stock by a non-U.S. holder that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

  •
  the proceeds are transferred to an account maintained by the non-U.S. holder in the United States;

  •
  the payment of proceeds or the confirmation of the sale is mailed to the non-U.S. holder at a United States address; or

  •
  the sale has some other specified connection with the United States as provided in the Treasury regulations,

unless the broker does not have actual knowledge or reason to know that the holder is a United States person and the documentation requirements described above are met or the non-U.S. holder otherwise establishes an exemption.

        In addition, a sale of shares of our common stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

  •
  a United States person;

  •
  a "controlled foreign corporation" for United States federal income tax purposes;

  •
  a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

  •
  a foreign partnership, if at any time during its tax year (a) one or more of its partners are "U.S. persons", as defined in the Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or (b) such foreign partnership is engaged in the conduct of a trade or business in the United States, unless the broker does not have actual knowledge or reason to know that the holder is a United States person and the documentation requirements described above are met or an exemption is otherwise established. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that the holder is a United States person.

        Backup withholding is not an additional tax. A non-U.S. holder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed the non-U.S. holder's income tax liability by filing a refund claim with the Internal Revenue Service.

Federal Estate Taxes

        The estates of nonresident alien decedents generally are subject to United States federal estate tax on property with a United States situs. Because we are a United States corporation, our common stock will be United States situs property and therefore will be included in the taxable estate of a nonresident alien decedent at the time of the decedent's death, unless an applicable estate tax treaty between the United States and the decedent's country of residence provides otherwise. An estate tax credit is available to reduce the net tax liability of a nonresident alien's estate, but the estate tax credit for a nonresident alien is generally much smaller than the applicable credit for computing the estate tax of a United States resident. Nonresident aliens should consult their personal tax advisors regarding the United States federal estate tax consequences of owning our common stock.

 LEGAL MATTERS

        Certain legal matters in connection with this offering will be passed upon for us by Covington & Burling LLP, Washington, D.C. The validity of the common stock being offered hereby will be passed upon for us by Hunton Andrews Kurth LLP, Richmond, Virginia. Ropes & Gray LLP, Boston, Massachusetts, is counsel for the underwriters in connection with this offering.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of our internal control over financial reporting as of December 31, 2019, as set forth in their reports, which are incorporated by reference in this prospectus supplement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those publicly available documents. The information that we incorporate by reference is considered to be part of this prospectus supplement. We incorporate by reference the documents listed below (File No. 000-30739) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) between the date of this prospectus supplement and the date this offering is terminated:

  •
  Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 25, 2020;

  •
  The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2019 from our definitive proxy statement on Schedule 14A, as filed with the SEC on March 31, 2020;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on April 30, 2020;

  •
  Current Reports on Form 8-K, filed with the SEC on January 30, 2020 (solely with respect to Item 5.02), March 16, 2020 (solely with respect to Item 8.01), March 30, 2020, and April 2, 2020 (solely with respect to Item 5.02); and

  •
  Description of our common stock contained in our registration statement on Form 8-A, dated June 1, 2000, including any amendment or report subsequently filed for the purpose of updating such description.

        You may access our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statement, and other information, if any, we file with or furnish to the SEC free of charge at the SEC's website (www.sec.gov) or our website (www.insmed.com) as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus supplement.

        You may also request a copy of our SEC filings at no cost, by telephoning or writing us at the following telephone number or address:

Insmed Incorporated
700 US Highway 202/206
Bridgewater, New Jersey 08807
Attention: Christine Pellizzari, Chief Legal Officer and Corporate Secretary
(908) 977-9900

PROSPECTUS

Common Stock
Debt Securities

        We may from time to time offer to sell the securities identified above in amounts, at prices and on terms described in one or more supplements to this prospectus. In addition, this prospectus may be used to offer securities for the account of selling securityholders to be named in a prospectus supplement. This prospectus describes some of the general terms that may apply to an offering of our securities. Each time we or any selling securityholders sell securities pursuant to this prospectus, the specific terms and any other information relating to a specific offering and, if applicable, the selling securityholders, will be set forth in a post-effective amendment to the registration statement of which this prospectus is a part, in a prospectus supplement or in one or more documents incorporated by reference in this prospectus. The amendment, supplement or incorporated document(s), as applicable, may also add to, update or change information contained in this prospectus.

        Our securities may be offered and sold in the same offering or in separate offerings to or through one or more underwriters, dealers, and agents, directly to purchasers, or through a combination of these methods. The names and compensation of any underwriter, dealer or agent involved in the sale of our securities will be described in the applicable prospectus supplement. See "Plan of Distribution" on page 16 of this prospectus for additional information.

        You should read this prospectus, any applicable prospectus supplement and any incorporated documents carefully before you invest in our securities. This prospectus is not an offer to sell our securities, and it is not soliciting an offer to buy our securities, in any state or other jurisdiction where the offer or sale is not permitted.

        Our common stock is listed on The Nasdaq Global Select Market under the symbol "INSM." On January 19, 2018, the last reported sale price for our common stock was $29.28. You are encouraged to obtain current market prices for shares of our common stock.

        Our principal executive offices are located at 10 Finderne Avenue, Building 10, Bridgewater, NJ 08807, and our telephone number is (908) 977-9900.

        Investing in our securities involves a high degree of risk. You should carefully consider the risk factors incorporated in this prospectus by reference and described under the heading "Risk Factors" on page 1 of this prospectus.

        Neither the Securities and Exchange Commission ("SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 22, 2018.

ABOUT THIS PROSPECTUS	i
INSMED INCORPORATED	1
RISK FACTORS	1
NOTE REGARDING FORWARD-LOOKING STATEMENTS	1
USE OF PROCEEDS	3
RATIO OF EARNINGS TO FIXED CHARGES	3
DESCRIPTION OF COMMON STOCK	4
DESCRIPTION OF DEBT SECURITIES	6
SELLING SECURITYHOLDERS	15
PLAN OF DISTRIBUTION	16
LEGAL MATTERS	17
EXPERTS	17
WHERE YOU CAN FIND MORE INFORMATION	17
INCORPORATION BY REFERENCE	18

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC, utilizing a "shelf" registration process as a "well-known seasoned issuer," as defined in Rule 405 under the Securities Act. Under this shelf registration process, we and any selling securityholders may offer and sell from time to time in one or more offerings the securities described in this prospectus.

        This prospectus provides you with a general description of our securities. Each time we or any selling securityholders sell securities pursuant to this prospectus, we and the selling securityholders will provide a prospectus supplement, which will be delivered with this prospectus, that will contain specific information about the offering and the terms of the particular securities offered. The prospectus supplement, or information incorporated by reference in this prospectus or any prospectus supplement that is of a more recent date, may also add to, update or change information contained in this prospectus. To the extent that any statement that we or any selling securityholders make in a prospectus supplement or incorporate by reference from a future SEC filing is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement or such incorporated document. This prospectus may not be used to consummate a sale of our securities unless it is accompanied by a prospectus supplement. We and the selling securityholders may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to an offering of our securities. You should carefully read this prospectus, any applicable prospectus supplement and any relevant free writing prospectus, together with the information incorporated herein by reference, prior to making any decision regarding an investment in our securities.

        You should rely only on the information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us and the selling securityholders with the SEC. We have not, and no selling securityholder has, authorized anyone to provide you with different information. We are not, and no selling securityholder is, making offers to sell or seeking offers to buy our securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

        Unless the context otherwise indicates, references in this prospectus to "Insmed", the "Company", "we", "us" and "our" refer to Insmed Incorporated, a Virginia corporation, together with its

i

consolidated subsidiaries. Insmed is a trademark of Insmed Incorporated. Our logos and trademarks are the property of Insmed. All other brand names or trademarks appearing in this prospectus are the property of their respective holders. Use or display by us of other parties' trademarks or trade dress in this prospectus is not intended to, and does not, imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owners.

ii

 INSMED INCORPORATED

        We are a global biopharmaceutical company focused on the unmet needs of patients with rare diseases. We were incorporated in the Commonwealth of Virginia on November 29, 1999. On December 1, 2010, we completed a business combination with Transave, Inc., a privately held New Jersey based company focused on the development of differentiated and innovative inhaled pharmaceuticals for the site specific treatment of serious lung diseases.

        Our lead product candidate is amikacin liposome inhalation suspension (formerly known as liposomal amikacin for inhalation), which is in late-stage development for adult patients with treatment refractory nontuberculous mycobacteria lung disease caused by Mycobacterium avium complex, a rare and often chronic infection that can cause irreversible lung damage and which can be fatal. Our earlier clinical-stage pipeline includes INS1007 and INS1009. INS1007 is a novel oral, reversible inhibitor of dipeptidyl peptidase 1, an enzyme responsible for activating neutrophil serine proteases, which are implicated in the pathology of chronic inflammatory lung diseases, such as non-cystic fibrosis bronchiectasis. INS1009 is an inhaled nanoparticle formulation of a treprostinil prodrug that may offer a differentiated product profile for rare pulmonary disorders, including pulmonary arterial hypertension. Our principal executive offices are located at 10 Finderne Avenue, Building 10, Bridgewater, NJ 08807, and our telephone number is (908) 977-9900. Our Internet address is www.insmed.com. The information on our web site is not incorporated by reference into this prospectus or any applicable prospectus supplement and should not be considered to be part of this prospectus or any applicable supplement.

RISK FACTORS

        An investment in our securities involves risks. Prior to making a decision about investing in our securities, you should carefully consider the specific risks discussed under "Risk Factors" in our Annual Report on Form 10-K for our most recent fiscal year, as updated by our Quarterly Reports on Form 10-Q and other SEC filings subsequent thereto, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in any applicable prospectus supplement. The risks and uncertainties described in any applicable prospectus supplement and in our SEC filings are not the only ones facing us. Each of these risks could materially and adversely affect our business, results of operations and financial condition, resulting in a decline in the trading price of our common stock and a complete or partial loss of your investment.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains, and the information incorporated by reference herein and any applicable prospectus supplement may contain, forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. "Forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, are statements that are not historical facts and involve a number of risks and uncertainties. Words such as "may," "will," "should," "could," "would," "expects," "plans," "anticipates," "believes," "estimates," "projects," "predicts," "intends," "potential," "continues," and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) identify forward-looking statements.

        Forward-looking statements are based on our current expectations and beliefs, and involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance and achievements and the timing of certain events to differ materially from the results, performance, achievements or timing discussed, projected, anticipated or indicated in any forward-looking statements. Such risks, uncertainties and other factors include, among others, the following:

  •
  risks that the full six-month data from the CONVERT study (the "CONVERT study" or the "212 study") or subsequent data from the remainder of the study's treatment and off-treatment phases will not be consistent with the top-line six-month results of the study;

  •
  uncertainties in the research and development of our existing product candidates, including due to delays in data readouts, such as the full data from the 212 study, patient enrollment and retention or failure of our preclinical studies or clinical trials to satisfy pre-established endpoints, including secondary endpoints in the 212 study and endpoints in the 212 extension study (the "312 study");

  •
  risks that subsequent data from the 312 study will not be consistent with the interim results;

  •
  failure to obtain, or delays in obtaining, regulatory approval from the U.S. Food and Drug Administration, Japan's Ministry of Health, Labour and Welfare, Japan's Pharmaceuticals and Medical Devices Agency, the European Medicines Agency, and other regulatory authorities for our product candidates or their delivery devices, such as the eFlow Nebulizer System, including due to insufficient clinical data, selection of endpoints that are not satisfactory to regulators, complexity in the review process for combination products or inadequate or delayed data from a human factors study required for U.S. regulatory approval;

  •
  failure to maintain regulatory approval for our product candidates, if received, due to a failure to satisfy post-approval regulatory requirements, such as the submission of sufficient data from confirmatory clinical studies;

  •
  safety and efficacy concerns related to our product candidates;

  •
  lack of experience in conducting and managing preclinical development activities and clinical trials necessary for regulatory approval, including the regulatory filing and review process;

  •
  failure to comply with extensive post-approval regulatory requirements or imposition of significant post-approval restrictions on our product candidates by regulators;

  •
  uncertainties in the rate and degree of market acceptance of product candidates, if approved;

  •
  inability to create an effective direct sales and marketing infrastructure or to partner with third parties that offer such an infrastructure for distribution of our product candidates, if approved;

  •
  inaccuracies in our estimates of the size of the potential markets for our product candidates or limitations by regulators on the proposed treatment population for our product candidates;

  •
  failure of third parties on which we are dependent to conduct our clinical trials, to manufacture sufficient quantities of our product candidates for clinical or commercial needs, including our raw materials suppliers, or to comply with our agreements or laws and regulations that impact our business;

  •
  inaccurate estimates regarding our future capital requirements, including those necessary to fund our ongoing clinical development, regulatory and commercialization efforts as well as milestone payments or royalties owed to third parties;

  •
  failure to develop, or to license for development, additional product candidates, including a failure to attract experienced third-party collaborators;

  •
  uncertainties in the timing, scope and rate of reimbursement for our product candidates;

  •
  changes in laws and regulations applicable to our business and failure to comply with such laws and regulations;

  •
  inability to repay our existing indebtedness or to obtain additional capital when needed on desirable terms or at all;

  •
  failure to obtain, protect and enforce our patents and other intellectual property and costs associated with litigation or other proceedings related to such matters;

  •
  restrictions imposed on us by license agreements that are critical for our product development, including our license agreements with PARI Pharma GmbH and AstraZeneca AB, and failure to comply with our obligations under such agreements;

  •
  competitive developments affecting our product candidates and potential exclusivity related thereto;

  •
  the cost and potential reputational damage resulting from litigation to which we are a party, including, without limitation, the class action lawsuit pending against us;

  •
  loss of key personnel;

  •
  lack of experience operating internationally; and

  •
  risks that the net proceeds from our offerings of our securities are not spent as currently intended or in ways that enhance the value of your investment in our securities.

        We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Any forward-looking statement is based on information current as of the date of this prospectus and speaks only as of the date on which such statement is made. Actual events or results may differ materially from the results, plans, intentions or expectations anticipated in these forward-looking statements as a result of a variety of factors, many of which are beyond our control. More information on factors that could cause actual results to differ materially from those anticipated are described under the heading "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as updated from time to time in our Quarterly Reports on Form 10-Q and other SEC filings subsequent thereto, including any applicable prospectus supplement. We disclaim any obligation, except as specifically required by law, and the rules of the SEC, to publicly update or revise any such statements to reflect any change in our expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in such forward-looking statements.

        You should read this prospectus, the registration statement of which this prospectus forms a part, the documents incorporated by reference herein, and any applicable prospectus supplement in their entirety and with the understanding that our actual future results may be materially different from those expressed in forward-looking statements.

USE OF PROCEEDS

        We will retain broad discretion over the use of the net proceeds from the sale of our securities offered under this prospectus. Unless we indicate otherwise in the applicable prospectus supplement, we anticipate that any net proceeds will be used for working capital and general corporate purposes. We will not receive proceeds from sales of securities by selling securityholders except as otherwise stated in an applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

        To date, the amount of our fixed charges has exceeded our earnings. The following table sets forth our historical ratios of earnings to fixed charges for the period indicated, and should be read in conjunction with the consolidated financial statements and accompanying notes incorporated by reference into this prospectus.

						Nine Months Ended September 30, 2017
	Year Ended December 31,
	2012	2013	2014	2015	2016
Ratio of earnings (loss) to fixed charges(1)	—	—	—	—	—	—

(1)
Earnings were inadequate to cover fixed charges for the years ended December 31, 2012, 2013, 2014, 2015 and 2016 by $41.4 million, $57.5 million, $89.7 million, $120.2 million and $176.3 million, respectively, and for the nine months ended September 30, 2017, by $127.7 million.

        The deficiency of earnings available to cover fixed charges has been computed on a consolidated basis. "Earnings" consist of loss from continuing operations before income taxes, plus fixed charges and amortization of capitalized interest. Fixed charges consist of interest expensed and capitalized, amortization of premiums, discounts and capitalized expenses related to debt and an estimate of the interest component of rent expense.

        As of the date of this prospectus, we have no shares of preferred stock outstanding and, consequently, our ratio of combined fixed charges and preference dividends to earnings is the same as our deficiency of earnings available to cover fixed charges as disclosed above.

DESCRIPTION OF COMMON STOCK

        The following is a summary of the material terms of our common stock, which is based upon, and is qualified in its entirety by reference to, our Articles of Incorporation, as amended (the "Articles of Incorporation"), our Amended and Restated Bylaws (the "Bylaws") and applicable provisions of the Virginia Stock Corporation Act ("VSCA"). This summary may not contain all the information that is important to you; you can obtain additional information regarding our Articles of Incorporation and Bylaws by referring to such documents, copies of which are included as exhibits to the registration statement of which this prospectus forms a part.

General

        Under our Articles of Incorporation, we have authority to issue 500,000,000 shares of common stock, par value $0.01 per share. As of December 31, 2017, there were 76,610,508 shares of common stock issued and outstanding. All shares of common stock will, when issued pursuant to this prospectus, be duly authorized, fully paid and nonassessable.

Dividend Rights

        Subject to the rights of the holders of any of our preferred stock then outstanding, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. As of the date of this prospectus, we have not declared or paid any dividends on our shares of common stock, and there were no shares of preferred stock outstanding, although our board of directors is authorized to issue preferred stock with rights senior to those of the common stock without any further vote or action by the holders of our common stock.

Rights Upon Liquidation

        In the event we are liquidated, dissolved or our affairs are wound up, after we pay or make adequate provision for all of our known debts and liabilities, each holder of common stock will receive distributions pro rata out of assets that we can legally use to pay distributions, subject to the rights of the holders of any of our preferred stock then outstanding.

Voting Rights

        Holders of our common stock are entitled to one vote per share and will have the exclusive power to vote on all matters presented to our shareholders, including the election of directors, except as otherwise provided by the VSCA and subject to the rights of the holders of any of our preferred stock then outstanding. An election of directors by our shareholders will be determined by a plurality of the votes cast by the shareholders entitled to vote on the election, although we have recently adopted a director resignation policy applicable to director nominees in uncontested elections. Our Articles of Incorporation do not provide for cumulative voting. In accordance with our Articles of Incorporation, our board is divided into three classes serving staggered three-year terms, with one class being elected each year at our annual meeting of shareholders.

        Subject to certain exceptions set forth in the VSCA, matters other than the election of directors generally will be approved if the votes cast by our shareholders favoring the action exceed the votes cast opposing the action. Subject to the rights of the holders of any of our preferred stock then outstanding, however, the affirmative vote of at least 75% of the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single group, will be required to take the following actions:

  •
  remove a director, which may only be done for cause; and

  •
  alter, amend, repeal, or adopt any provision inconsistent with, the provisions of (1) our Articles of Incorporation that provide for a classified board, director removal only for cause, filling of newly created or vacant directorships, or bylaw amendments or (2) our Bylaws.

Other Rights

        Holders of our common stock will have no preference, appraisal or exchange rights, except for any appraisal rights provided by the VSCA. Furthermore, holders of our common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Broadridge Investor Communication Solutions, Inc. Its address is 1717 Arch Street, Suite 1300, Philadelphia, PA 19103.

Listing

        Our common stock is listed on the Nasdaq Global Select Market under the symbol "INSM."

DESCRIPTION OF DEBT SECURITIES

        We may issue, separately or together with, or upon conversion, exercise or exchange of other securities, debt securities, including debentures, notes, bonds and other evidences of indebtedness as set forth in the applicable prospectus supplement. The debt securities will be our direct obligations, either secured or unsecured, and may include convertible debt securities. The debt securities may be our senior, senior subordinated or subordinated obligations. The debt securities will be issued under an indenture between us and Wells Fargo Bank, National Association, as trustee, which we may amend or supplement from time to time. This prospectus, together with the applicable prospectus supplement, will describe the terms of a particular series of debt securities that we may offer from time to time. The indenture will be qualified under the Trust Indenture Act of 1939, as amended.

        The following summary of the material provisions of the indenture and the debt securities does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the indenture and certificate evidencing the applicable debt securities. Therefore, you should carefully consider the form of indenture that is filed as an exhibit to the registration statement that includes this prospectus. Other specific terms of the indenture and debt securities will be described in the applicable prospectus supplement. If any particular terms of the indenture or debt securities described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. In this description of the debt securities, the words "we," "us" or "our" refer only to Insmed Incorporated and not to our subsidiaries, unless we otherwise expressly state or the context otherwise requires.

General

        Debt securities may be issued in one or more series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. We are not limited as to the amount of debt securities that we may issue under the indenture. The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officer's certificate or by a supplemental indenture. The prospectus supplement relating to a particular series of debt securities will set forth the material terms of the debt securities being offered, including:

  •
  the title of the debt securities;

  •
  the offering price;

  •
  the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;

  •
  any limit on the aggregate principal amount that may be issued;

  •
  the person to whom any interest on a debt security will be payable, if other than the person in whose name that debt security is registered at the close of business on the record date for such interest;

  •
  the date or dates on which the principal of any debt securities is payable;

  •
  the interest rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, the date or dates from which any such interest will accrue, the interest payment dates on which any such interest will be payable and the record date for any such interest payable on any interest payment date (or the method of determining the dates or rates);

  •
  the place or places where the principal of and any premium and interest on the debt securities will be payable;

  •
  the period or periods within which, the price or prices at which and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option and, if other than by a resolution of the board of directors, the manner in which any election by us to redeem the debt securities will be evidenced;

  •
  the obligation, if any, of ours to redeem or repurchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder and the period or periods within which, the price or prices at which and the terms and conditions upon which the debt securities will be redeemed or repurchase, in whole or in part, pursuant to such obligation;

  •
  if other than in denominations of $1,000 or any integral multiple thereof, the denominations in which the debt securities will be issuable;

  •
  if the amount of principal of or any premium or interest on the debt securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

  •
  if other than U.S. currency, the currency, currencies or currency units in which the principal of or any premium or interest on the debt securities will be payable and the manner of determining the equivalent thereof in U.S. currency for any purpose, and whether we or a holder may elect payment to be made in a different currency;

  •
  if the principal of or any premium or interest on the debt securities is to be payable, at our election or a holder, in one or more currencies or currency units other than that or those in which such debt securities are stated to be payable, the currency, currencies or currency units that the principal of or any premium or interest on such debt securities as to which such election is made will be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount will be determined);

  •
  if other than the entire principal amount thereof, the portion of the principal amount of the debt securities that will be payable upon declaration of acceleration of maturity thereof;

  •
  if the principal amount payable at stated maturity of the debt securities will not be determinable as of any one or more dates prior to stated maturity, the amount which will be deemed to be the principal amount of such debt securities as of any such date for any purpose, including the principal amount thereof that will be due and payable upon maturity other than the state maturity or that will be deemed to be outstanding as of any date prior to the stated maturity (or, in each case, the manner that such amount deemed to be the principal amount will be determined);

  •
  if applicable, whether the debt securities will be subject to the defeasance provisions described below under "Satisfaction and Discharge; Defeasance" or such other defeasance provisions specified in the applicable prospectus supplement for the debt securities and, if other than by a resolution of the board of directors, the manner in which any election by us to defease such debt securities will be evidenced;

  •
  if applicable, the terms of any right or obligation to convert or exchange debt securities, including, if applicable, the conversion or exchange rate or price, the conversion or exchange period, provisions as to whether conversion or exchange will be mandatory, at the option of a holder or at our option, the events requiring an adjustment of the conversion price or exchange price and provisions affecting conversion or exchange if such debt securities are redeemed;

  •
  whether or not the debt securities rank as senior debt, senior subordinated debt, subordinated debt or any combination thereof, and the terms of any subordination;

  •
  the forms of the debt securities and whether the debt securities will be issuable in whole or in part in the form of one or more global securities, and if so, the respective depositaries for such global securities, the form of any legend or legends that will be borne by any such global securities in addition to or in lieu of that set forth in the indenture and any circumstances in addition to or in lieu of those set forth in the indenture in which any such global security may be exchanged in whole or in part for debt securities registered, and any transfer of such global security in whole or in part may be registered, in the name or names of the persons other than the depositary for such global security or a nominee thereof;

  •
  any deletion of, addition to or change in the events of default which applies to the debt securities and any change in the right of the trustee or the requisite holders of such debt securities to declare the principal amount thereof due and payable pursuant to the indenture;

  •
  any deletion of, addition to or change in the covenants set forth in the indenture which apply to the debt securities;

  •
  any authenticating agents, paying agents, security registrars or such other agents necessary in connection with the issuance of the debt securities, including exchange rate agents and calculations agents;

  •
  if applicable, any terms of any security provided for the debt securities, including any provisions regarding the circumstances under which collateral may be released or substituted;

  •
  if applicable, the terms of any guaranties for the debt securities and any circumstances under which there may be additional obligors on the debt securities; and

  •
  any other terms of such debt securities.

        If we denominate the purchase price of any of the debt securities in a foreign currency or currencies, or if the principal of or premium, if any, or interest on any series of debt securities is payable in a foreign currency or currencies, we will include in the applicable prospectus supplement information on the restrictions, elections, material federal income tax considerations, specific terms and other information with respect to that issue of debt securities and the foreign currency or currencies.

        Unless otherwise specified in the applicable prospectus supplement, the debt securities will be registered debt securities. Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The U.S. federal income tax considerations applicable to debt securities sold at a discount will be described in the applicable prospectus supplement.

Exchange and Transfer

        Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us for this purpose.

        We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

        In the event of any partial redemption of debt securities of any series, we will not be required to:

  •
  issue, register the transfer of or exchange any debt security of that series during a period beginning at the opening of business 15 days before the day of sending a notice of redemption and ending at the close of business on the day of sending such notice; or

  •
  register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

        Initially, we will appoint the trustee as the security registrar. Any transfer agent, in addition to the security registrar initially designated by us, will be named in the applicable prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global Securities

        The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

  •
  be registered in the name of a depositary, or its nominee, that we will identify in a prospectus supplement;

  •
  be delivered to the depositary or nominee or custodian;

  •
  bear any required legends; and

  •
  constitute a single debt security.

        No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

  •
  the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary;

  •
  an event of default has occurred and is continuing with respect to the debt securities of the applicable series; or

  •
  any other circumstance described in the applicable prospectus supplement has occurred permitting or requiring the issuance of any such security.

Conversion or Exchange

        If any debt securities being offered are convertible into or exchangeable for our common stock or other securities, the relevant prospectus supplement will set forth the terms of conversion or exchange. Those terms will include, as applicable, the conversion or exchange price or rate, the conversion or exchange period, provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, the number of shares of common stock or other securities, or the method of determining the number of shares of common stock or other securities, to be received by the holder upon conversion or exchange, the events requiring an adjustment of the conversion price or exchange price and provisions affecting conversion or exchange if such series of debt securities are redeemed. These provisions may allow or require the number of shares of our common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

Payment and Paying Agents

        Unless otherwise indicated in the prospectus supplement applicable to a series of debt securities, the provisions described in this paragraph will apply to the debt securities. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check or by wire transfer to the record holder. The trustee will be designated as our initial paying agent.

        We may also name any other paying agents in the prospectus supplement applicable to a series of debt securities. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

        All moneys paid by us to a paying agent for payment on any debt security that remain unclaimed for a period ending the earlier of:

  •
  10 business days prior to the date the money would be turned over to the applicable state; and

  •
  at the end of two years after such payment was due, will be repaid to us thereafter. The holder may look only to us for such payment.

No Protection in the Event of a Change of Control

        Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction, whether or not such transaction results in a change in control.

Covenants

        We will set forth in the prospectus supplement any financial or restrictive covenants applicable to any issue of a particular series of debt securities.

Consolidation, Merger and Sale of Assets

        Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or sell, convey, transfer or lease all or substantially all our properties and assets to, any entity, unless:

  •
  the successor entity, if any, is a corporation, limited liability company, partnership, trust or other business entity existing under the laws of the United States, any State within the United States or the District of Columbia;

  •
  the successor entity assumes our obligations under the debt securities and the applicable indenture;

  •
  immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

  •
  certain other conditions specified in the indenture are met regarding our delivery of our officer's certificate and opinion of counsel to trustee.

        Notwithstanding the above, any of our subsidiaries may consolidate with, merge into, sell or transfer all or part of its properties to us.

Events of Default

        Unless we indicate otherwise in a prospectus supplement with respect to a particular series of debt securities, the following will be events of default for any series of debt securities under the indenture:

  (1)
  we fail to pay any interest on any debt security of that series when it becomes due and we subsequently fail to pay such interest for 30 days;

  (2)
  we fail to pay principal of or any premium on any debt security of that series when due;

  (3)
  we fail to perform, or breach, any other covenant or warranty in the applicable indenture and such failure continues for 90 days after we are given the notice required in the indenture; and

  (4)
  certain bankruptcy, insolvency or reorganization events with respect to us.

        Additional or different events of default applicable to a series of debt securities may be described in the prospectus supplement for that series. An event of default for one series of debt securities is not necessarily an event of default for any other series of debt securities.

        Within 90 days after the occurrence of any default under the indenture with respect to the debt securities of any series that is known to a responsible officer of the trustee, the trustee will give the holders of the debt securities of such series notice of such default as and to the extent provided by the Trust Indenture Act.

        The trustee may withhold notice to the holders of any default, except defaults in the payment of principal, premium, if any, interest, any sinking fund installment on, or with respect to any conversion right of, the debt securities of such series. However, the trustee must consider it to be in the interests of the holders of the debt securities of such series to withhold this notice.

        Unless we indicate otherwise in a prospectus supplement, if an event of default, other than an event of default described in clause (4) above, shall occur and be continuing with respect to any series of debt securities, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding securities of that series may declare the principal amount and premium, if any, of the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, to be due and payable immediately.

        If an event of default described in clause (4) above shall occur, the principal amount and premium, if any, of all the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, will automatically become immediately due and payable without any declaration or other action on the part of the trustee or any holder.

        After acceleration, the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amounts or interest, have been cured or waived.

        Other than the duty to act as a prudent person during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee indemnity reasonably satisfactory to it. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

        A holder of debt securities of any series will not have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture, unless:

  (1)
  the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

  (2)
  the holders of at least a majority in aggregate principal amount of the outstanding debt securities of that series have made a written request to the trustee and have offered to the trustee security or indemnity reasonably satisfactory to the trustee to institute the proceeding; and

  (3)
  the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

        Holders may, however, sue to enforce the payment of principal, premium or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security (if the debt security is convertible) without following the procedures listed in clauses (1) through (3) immediately above.

        To the extent any debt securities are outstanding, we will furnish the trustee an annual statement as to whether or not we are in default in the performance of the conditions and covenants under the indenture and, if so, specifying all known defaults.

Modification and Waiver

        Unless we indicate otherwise in a prospectus supplement, we and the applicable trustee may make modifications and amendments to an indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.

        We may also make modifications and amendments to the indenture for the benefit of holders without their consent, for certain purposes including, but not limited to:

  •
  providing for our successor to assume the covenants under the indenture;

  •
  adding covenants and/or events of default;

  •
  making certain changes to facilitate the issuance of the debt securities;

  •
  securing the debt securities, including provisions relating to the release or substitution of collateral;

  •
  providing for guaranties of, or additional obligors on, the debt securities;

  •
  providing for a successor trustee or additional trustees;

  •
  curing any ambiguities, defects or inconsistencies;

  •
  conforming the terms to the description of the terms of the securities in an offering memorandum, prospectus supplement or other offering document;

  •
  any other changes that do not adversely affect the rights or interest of any holder;

  •
  complying with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; and

  •
  complying with the applicable procedures of the applicable depositary.

        However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding debt security affected by the modification or amendment if such modification or amendment would:

  •
  change the stated maturity of any debt security;

  •
  reduce the principal, premium, if any, or interest on any debt security or any amount payable upon redemption or repurchase, whether at our option or the option of any holder, or reduce the amount of any sinking fund payments;

  •
  reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity;

  •
  change the currency in which any debt security is payable;

  •
  impair the right to enforce any payment after the stated maturity or redemption date of such debt security;

  •
  reduce the percentage in principal amount of outstanding securities of any series required for the consent of holders for any supplemental indenture or for any waiver provided for in the indenture;

  •
  adversely affect the right to convert any debt security if the debt security is a convertible debt security; or

  •
  change the provisions in the indenture that relate to modifying or amending the indenture, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

        Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of not less than a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except:

  •
  a default in the payment of the principal of or any premium or interest on any debt security of that series as and when the same will become due and payable by the terms thereof, otherwise than by acceleration; or

  •
  in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each outstanding security of such series affected by such default.

Satisfaction and Discharge; Defeasance

        We may be discharged from our obligations under the debt securities of any series that have matured or will mature or be redeemed within one year, subject to limited exceptions, if we deposit enough money with the trustee to pay all of the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

        The indenture contains a provision that permits us to elect either or both of the following:

  •
  We may elect to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding. If we make this election, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for the rights of holders to receive payments on debt securities or the registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

  •
  We may elect to be released from our obligations under some or all of any financial or restrictive covenants applicable to the series of debt securities to which the election relates and from the consequences of an event of default resulting from a breach of those covenants.

        To make either of the above elections, we must irrevocably deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities and satisfy certain other conditions described in the indenture. This amount may be deposited in cash and/or U.S. government obligations or, in the case of debt securities denominated in a currency other than U.S. dollars, cash in the currency in which such series of securities is denominated and/or foreign government obligations. As one of the conditions to either of the above elections, for debt securities denominated in U.S. dollars, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the action.

        "Foreign government obligations" means, with respect to debt securities of any series that are denominated in a currency other than United States dollars:

  •
  direct obligations of the government that issued or caused to be issued the currency in which such securities are denominated and for the payment of which obligations its full faith and credit is pledged, or, with respect to debt securities of any series which are denominated in euros, direct obligations of certain members of the European Union for the payment of which obligations the full faith and credit of such members is pledged, which in each case are not callable or redeemable at the option of the issuer thereof;

  •
  obligations of a person controlled or supervised by or acting as an agency or instrumentality of a government described in the bullet above, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by such government, which are not callable or redeemable at the option of the issuer thereof; or

  •
  any depository receipt issued by a bank as custodian with respect to any obligation specified in the first two bullet points and held by such bank for the account of the holder of such deposit any receipt, or with respect to any such obligation which is so specified and held.

        "U.S. government obligations" means:

  (1)
  any security which is:

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  a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged, which is not callable or redeemable at the option of the issuer thereof or

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  an obligation of a person controlled or supervised by or acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which is not callable or redeemable at the option of the issuer thereof; and

  (2)
  any depository receipt issued by a bank as custodian with respect to any U.S. government obligation specified in the two bullet points above and held by such bank for the account of the holder of such deposit any receipt, or with respect to any specific payment of principal of or interest on any U.S. government obligation which is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. government obligation or the specific payment of principal or interest evidenced by such depositary receipt.

Notices

        Notices to holders will be delivered in person, mailed by first-class mail (registered or certified, return receipt requested), sent by facsimile transmission, email or overnight air courier guaranteeing next day delivery. If any debt securities are in the form of global securities, notices will be sent in accordance with the applicable rules and procedures of the depositary.

Governing Law; Wavier of Jury Trial; Jurisdiction

        The indenture and the debt securities will be governed by, and construed under, the laws of the State of New York.

        The indenture will provide that we, the trustee and the holders of the debt securities (by their acceptance of the debt securities) irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture, the debt securities or the transactions contemplated thereby.

        The indenture will provide that any legal suit, action or proceeding arising out of or based upon the indenture, the securities or the transactions contemplated thereby may be instituted in the Federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York, and we, the trustee and the holder of the debt securities irrevocably submit to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. The indenture will further provide that service of any process, summons, notice or document by any method permitted under the indenture (to the extent allowed under any applicable statute or rule of court) to such party's address set forth in the indenture will be effective service of process for any suit, action or other proceeding brought in any such court. The indenture will further provide that we, the trustee and the holders of the debt securities (by their acceptance of the debt securities) irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the courts specified above and irrevocably and unconditionally waive and agree not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum.

No Personal Liability of Directors, Officers, Employees and Shareholders

        No incorporator, shareholder, employee, agent, officer, director or subsidiary of ours will have any liability for any obligations of ours, or because of the creation of any indebtedness, under the debt securities, the indenture, or in any board resolution, officer's certificate or supplemental indenture. The indenture provides that all such liability is expressly waived and released as a condition of, and as a consideration for, the execution of such indenture and the issuance of the debt securities.

Regarding the Trustee

        The accompanying prospectus supplement will specify the trustee for the particular series of debt securities to be issued under the indenture.

        The indenture will limit the right of the trustee, should it become our creditor, to obtain payment of claims or secure its claims.

        The trustee is permitted to engage in certain other transactions with us. However, if the trustee acquires any conflicting interest, and there is a default under the debt securities of any series for which it is trustee, the trustee must eliminate the conflict or resign.

SELLING SECURITYHOLDERS

        Selling securityholders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire from us, our securities in various private transactions. Such selling securityholders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. The initial purchasers of our securities, as well as their transferees, pledgees, donees or successors, all of whom we refer to as "selling securityholders," may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement.

        The applicable prospectus supplement will set forth the name of each selling securityholder and the number of and type of securities beneficially owned by such selling securityholder that are covered by such prospectus supplement. The applicable prospectus supplement also will disclose whether any of the selling securityholders have held any position or office with, have been employed by or otherwise have had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

        We and any selling securityholders may sell the securities registered pursuant to this prospectus in the following ways:

  •
  to or through underwriters;

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  to or through dealers;

  •
  through agents;

  •
  directly to purchasers; or

  •
  through a combination of any of the foregoing methods.

        We and any selling securityholders reserve the right to sell directly to or exchange our securities directly with investors on our own behalf in those jurisdictions where we are authorized to do so.

        We and any selling securityholders may distribute such securities from time to time in one or more transactions:

  •
  at a fixed price or prices, which may be changed from time to time;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

        We and any selling securityholders, or the purchasers of the securities for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions, in connection with the sale of the securities. Underwriters may sell our securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Unless otherwise indicated in the applicable prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase our securities as a principal and may then resell such securities at varying prices to be determined by the dealer.

        We and any selling securityholders will name any underwriter, dealer or agent involved in the offer and sale of securities in the applicable prospectus supplement. In addition, we and any selling securityholders will describe in the applicable prospectus supplement the public offering or purchase price and the proceeds we and any selling securityholders will receive from the sale of our securities, any compensation we and any selling securityholders will pay to underwriters, dealers or agents in connection with such offering of our securities, any discounts, concessions or commissions allowed or re-allowed by underwriters to participating dealers, and any exchanges on which our securities will be listed. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We and any selling securityholders may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act, and to reimburse these persons for certain expenses. We and any selling securityholders may also agree to contribute to payments that the underwriters, dealers or agents or any of their controlling persons may be required to make in respect of such liabilities. We and any selling securityholders may grant underwriters who participate in the distribution of the securities being registered pursuant to this prospectus an option to purchase additional securities in connection with a subsequent distribution. Certain underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of our business.

        To facilitate the offering of our securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Such transactions may include over-allotments or short sales of our securities, which involve the sale by persons participating in the offering of more securities than we and any selling securityholders sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their option to purchase additional securities, if any. In addition, these persons may stabilize or maintain the price of our securities by bidding for or purchasing such securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the securities sold by them are repurchased in connection with stabilization transactions. Should these transactions be undertaken, they may be discontinued at any time.

        We may engage in at-the-market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. Any at-the-market offering will be through an underwriter or underwriters acting as principal or agent for us.

LEGAL MATTERS

        Unless the applicable prospectus supplement indicates otherwise, the legality of the securities being offered by this prospectus will be passed upon for us by Covington & Burling LLP, Washington, D.C. and/or Hunton & Williams LLP, Richmond, Virginia.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of our internal control over financial reporting as of December 31, 2016, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from the SEC's website at www.sec.gov. We maintain a website at www.insmed.com. The information contained in, or that can be accessed through, our website is not part of this prospectus. We have filed with the SEC a registration statement under the Securities Act with respect to the securities registered pursuant hereto. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. For further information with respect to us and the securities registered pursuant to this prospectus, you should review the registration statement, the applicable prospectus supplement, the information incorporated herein and therein, and the exhibits included herein and therein.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those publicly available documents. The information that we incorporate by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below (File No. 000-30739) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) between the date of this registration statement and, in the case of any particular offering of our securities, the date such offering is terminated:

  •
  Annual Report on Form 10-K for the year ended December 31, 2016;

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017, and September 30, 2017;

  •
  Current Reports on Form 8-K, filed with the SEC on May 19, 2017, May 22, 2017, and September 11, 2017; and

  •
  Description of our common stock contained in our registration statement on Form 8-A, dated June 1, 2000, including any amendment or report subsequently filed for the purpose of updating such description.

        Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and information that we subsequently file with the SEC will automatically update and supersede the information herein to the extent inconsistent herewith. This means that it is important to review all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference has been modified or superseded.

        You may request a copy of our SEC filings at no cost, by telephoning or writing us at the following telephone number or address:

Insmed Incorporated
10 Finderne Avenue, Building 10
Bridgewater, New Jersey 08807
Attention: Christine Pellizzari, General Counsel and Corporate Secretary
(908) 977-9900

9,700,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Sole Bookrunning Manager

SVB Leerink

Co-Lead Managers

Credit Suisse	Stifel

Co-Managers

JMP Securities	H.C. Wainwright & Co.

May 4, 2020